exhibit 10.1

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 9, 2008 (the “Agreement Date”), by and among (i) ULURU INC., a Nevada corporation (“Parent”), (ii) CARDINIA ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), (iii) BIO MED SCIENCES, INC., a New York corporation (the “Company”), and (iv) each of Mark E. Dillon, Thomas Asson, Joseph A. Dillon, Sr., and David P. Willis as the members of the Holders Representative Committee referred to herein for the limited purposes specifically set forth herein and only in their capacity as such.  Capitalized terms used herein without definition shall have the respective meanings set forth in Article 1 hereof.

Whereas, in accordance with the terms set forth herein, the Merger Sub shall merge with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Delaware Law and New York Law;

Whereas, the board of directors of the Company (the “Company Board”) has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the holders of the shares of the capital stock of the Company (collectively, the “Company Stockholders”), for their approval in accordance with New York Law;

Whereas, the Company Board has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are fair and in the best interests of, and are advisable to, the Company and the Company Stockholders, and the Company Board recommends that the Company Stockholders vote for the approval of this Agreement and the transactions contemplated hereby; and

Whereas, as soon as practicable following the execution and delivery of this Agreement, Parent and certain stockholders of Company will execute and deliver a Voting and Support Agreement in the form of Exhibit A hereto (the “Voting and Support Agreement”) pursuant to which, among other things, such stockholders will covenant to: (i) at any time after the execution and delivery of this Agreement, vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including, but not limited to, the Merger and (ii) otherwise to support this Agreement and the transactions contemplated hereby.

Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent, the Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” shall be with respect to any person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

“Affiliated Group” has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated or unitary group, as defined under any applicable state, local, or foreign income Tax law.

“business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Dallas, Texas are open for business.

“Branded Product” means any Company woundcare, scar management or anti-wrinkle product sold under any trademark and specifically not including any Parent products, including the Parent’s Altrazeal product.

“Buyer Group” means Parent and its direct and indirect Subsidiaries, Affiliates, successors, and permitted assignees and includes, after the Effective Time, the Surviving Corporation and its Affiliates, successors, and permitted assignees (all of the foregoing being collectively referred to herein as the “Members of the Buyer Group” and individually as a “Member of the Buyer Group”).

“Closing Payment” means any payment required to be made by Parent to the Participating Rights Holders pursuant to Section 2.6 hereof.

“Closing Payment Amount” means any of the Initial Closing Payment Amount and Subsequent Closing Payment Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the Company’s Common Stock, $0.002 par value per share.

“Company Intellectual Property” means (i) Company Patents and (ii) all Intellectual Property (other than Company Patents) owned by, or licensed to, the Company.

“Company Patents” means those United States, international and foreign patents and patent applications (including provisional applications), in each case that are listed in Schedule 4.10 of the Company Disclosure Schedule, and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof.

“Company Registered Intellectual Property” means those United States, international and foreign: (a) patents and patent applications (including provisional applications), in each case that are listed in Schedule 4.10 of the Company Disclosure Schedule; (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, in each case that are listed in Schedule 4.10 of the Company Disclosure Schedule; and (c) registered copyrights and applications for copyright registration, in each case that are listed on Schedule 4.10 of the Company Disclosure Schedule.

“Contingent Payment” means any payment required to be made by Parent to the Participating Rights Holders pursuant to Section 2.7 hereof.

“Contingent Payment Amount” means any of the Manufacturing Milestone Payment Amount or the Sales Milestone Payment Amount.

“Damages” means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disqualified Stockholder” means (with respect to any Securities of the Company) Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective Affiliates or any transferees of any such securities of the Company at any time held by any of the foregoing.

“Dissenting Shares” means shares of Company Common Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Common Stock in accordance with New York Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Company Common Stock Number” means the fully-diluted number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time assuming the exercise or cancellation of all options and warrants pursuant to Sections 3.1(b) and 3.1(c) hereof.

“Governmental Authority” means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

“Holders Representative Committee” means the group of individuals appointed to serve as such under Section 3.5.

“Indebtedness,” as applied to any person, means (a) all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) all indebtedness of such person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (e) all notes payable of such person, (f) all indebtedness or liabilities of such person that would be required to be reflected on a balance sheet or referred to in the notes thereto in accordance with generally accepted accounting principles, (g) all indebtedness, liabilities or obligations of such person that are identified in Schedule 4.11 of the Company Disclosure Schedule as “Indebtedness,” (h) all other obligations of such person under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such person is liable as lessee, (i) any liability of such person in respect of banker’s acceptances or letters of credit, and (j) all indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) hereof that is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

“Initial Closing Payment Amount” means an amount equal to seven million dollars ($7,000,000).

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications thereof and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge,” when used to qualify a representation or warranty in this Agreement, has the following meaning:  Where a representation or warranty is made to the Company’s knowledge, or with a similar qualification, the Company will be conclusively deemed to have knowledge of any matter with respect to which the Company’s Chief Executive Officer has actual knowledge after conducting a reasonable investigation.  Where a representation or warranty is made to the Parent’s knowledge, or with a similar qualification, Parent will be conclusively deemed to have knowledge of any matter with respect to which Parent’s Chief Executive Officer has actual knowledge after conducting a reasonable investigation.

“Liens” means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except (i) in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws, (ii) mechanic’s, materialmen’s and similar liens, (iii) liens for Taxes not yet due and payable and (iv) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Manufacturing Milestone” means (i) the first occurrence after the Effective Time of any Member of the Buyer Group entering into, prior to December 31, 2008, a contract manufacturing agreement with Unilever for moisture amplifying skin strips or (ii) the first occurrence after the Effective Time of any Member of the Buyer Group entering into any other contract manufacturing agreement with respect to a product utilizing the Intellectual Property of the Company with a market opportunity equal to or greater than the moisture amplifying skin strip.

“Manufacturing Milestone Payment Amount” means an amount equal to five hundred thousand dollars ($500,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Section 9.6 or Section 3.7 hereof, if any, that are outstanding as of the date on which the Manufacturing Milestone Payment is made pursuant to Section 2.7(a) hereof.

“Material Adverse Effect” means with respect to the Company or Parent, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company or Parent, as the case may be, and their respective Subsidiaries, taken as a whole, except for any such changes or effects resulting from or arising as a result of (i) changes in general political or geopolitical conditions, (ii) changes in the healthcare, pharmaceutical or biotechnology industries generally, or (iii) changes generally applicable to the economy or securities market in the United States or the world economy or international securities markets, unless in any such instance such change described in (i), (ii) or (iii) above impacts the Company or Parent, as the case may be, in a materially disproportionate manner relative to the majority of other similar entities impacted by such change.  A decline or any fluctuation in the trading price or prices of Parent Common Stock shall in no event constitute a Material Adverse Effect with respect to Parent.  Any determination, decision or position taken by the FDA or other similar regulatory authority, any change in regulatory strategy by the Company or any change in the regulatory development status or affairs of the Company, that would otherwise materially adversely affect any of the Company’s product candidates or products, shall constitute a Material Adverse Effect with respect to the Company.

“Merger Consideration” means the cash and, at the election of Parent pursuant to Section 2.9 hereof, the shares of Parent Common Stock payable to the Participating Rights Holders pursuant to this Agreement.

“Net Sales” means, with respect to a Sales Milestone Payment Product, gross revenues recorded by Parent during the Sales Milestone Payment Period plus gross revenues recorded by the Company prior to the Effective Time of the Merger during the Sales Milestone Payment Period.  Net Sales shall be computed in accordance with generally accepted accounting principles as prescribed for application by publicly traded companies in the United States, but in any case shall be reduced by the following amounts to the extent applicable with respect to any sale to a particular customer that is not a Member of the Buyer Group: applicable fees; discounts; refunds; rebates; replacement or other credits allowed for return of product or as reimbursement for damaged product; freight and other shipping charges not borne by the customer; customs duties; sales and use taxes, value added taxes (VAT) and any other governmental tax or charge (except income taxes) imposed on or at the time of the importation, exportation, use, transportation, or sale of product to a particular customer, to the extent not borne by that customer.  Notwithstanding anything to the contrary herein, “Net Sales” shall not include any revenue received by any Member of the Buyer Group in connection with contracts pertaining to research and development of Sales Milestone Payment Products.

“New York Law” means New York Consolidated Laws, Chapter Four, applicable to business corporations, as amended from time to time.

“Parent Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of the common stock, $0.001 par value per share, of Parent.

“Participating Rights Holders” means those persons (other than the holders of Dissenting Shares, the Company, any Disqualified Stockholder or any Subsidiary of the Company) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Common Stock and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration.

“Per Share Common Closing Payment” means, with respect to any Closing Payment, the amount equal to the quotient obtained by dividing (x) the applicable Closing Payment Amount for such Closing Payment by (y) the Fully Diluted Company Common Stock Number.

“Per Share Common Contingent Payment” means, with respect to any Contingent Payment, the amount equal to the quotient obtained by dividing (x) the applicable Contingent Payment Amount for such Contingent Payment, by (y) the Fully Diluted Company Common Stock Number.

“Person” (whether such term is capitalized or not) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Reference Market Value” means the average closing sale price, as published in the Eastern Edition of The Wall Street Journal, of a share of Parent Common Stock on the American Stock Exchange for the twenty (20) consecutive trading day period ending three (3) business days prior to the first business day following the six (6) month anniversary of the Closing Date; provided, that the Reference Market Value shall not be lower than $.50 less than the average closing price for the twenty (20) consecutive trading period immediately preceding the Agreement Date or higher than $.50 above the average closing price for the twenty (20) consecutive trading period immediately preceding the Agreement Date.

“Sales Milestone” means the recording of Net Sales of Sales Milestone Payment Products during the Sales Milestone Payment Period in an aggregate amount in excess of one million seven hundred twenty five thousand dollars ($1,725,000).

“Sales Milestone Payment Amount” means an amount determined as follows:

(i) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million seven hundred twenty five thousand dollars ($1,725,000) and is less than or equal to one million seven hundred seventy thousand dollars ($1,770,000), then the “Sales Milestone Payment Amount” means an amount equal to two hundred fifty thousand dollars ($250,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

(ii) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million seven hundred seventy thousand dollars ($1,770,000) and is less than or equal to one million eight hundred fifteen thousand dollars ($1,815,000), then the “Sales Milestone Payment Amount” means an amount equal to five hundred thousand dollars ($500,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

(iii) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million eight hundred fifteen thousand dollars ($1,815,000) and is less than or equal to one million eight hundred sixty thousand dollars ($1,860,000), then the “Sales Milestone Payment Amount” means an amount equal to seven hundred fifty thousand dollars ($750,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

(iv) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million eight hundred sixty thousand dollars ($1,860,000) and is less than or equal to one million nine hundred five thousand dollars ($1,905,000), then the “Sales Milestone Payment Amount” means an amount equal to one million dollars ($1,000,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

(v) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million nine hundred five thousand dollars ($1,905,000) and is less than or equal to one million nine hundred fifty thousand dollars ($1,950,000), then the “Sales Milestone Payment Amount” means an amount equal to one million two hundred fifty thousand dollars ($1,250,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

(vi) If the amount of Net Sales during the Sales Milestone Payment Period exceeds one million nine hundred fifty thousand dollars ($1,950,000), then the “Sales Milestone Payment Amount” means an amount equal to one million five hundred thousand dollars ($1,500,000) minus the aggregate amount of any and all set off claims made against any Contingent Payment pursuant to Sections 3.7 or 9.6 hereof, if any, that are outstanding as of the date on which the Sales Milestone Payment is made pursuant to Section 2.7(b) hereof.

“Sales Milestone Payment Period” means the period of time commencing on January 1, 2008 and ending on December 31, 2008.

“Sales Milestone Payment Product” means any product sold by Parent, Merger Sub or Company during the Sales Milestone Payment Period as a Branded Product that could not have been commercialized without the Intellectual Property of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Closing Payment Amount” means an amount (payable in the form or forms of consideration set forth in Section 2.9 hereof) equal to three million dollars ($3,000,000), subject to adjustment pursuant to the terms of this Agreement.

“Subsidiary or Subsidiaries” (whether or not capitalized) of any person means (i) any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) any partnership, limited liability company, association, trust, or other entity in which such person (directly or indirectly through another Subsidiary or Subsidiaries) holds an equity interest.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, import value added, excise, export, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, pension insurance contributions, unemployment, disability, payroll, license, employee, withholding tax, including, but not limited to, on salaries and wages, or other tax or levy or contribution, of any kind whatsoever, regardless, whether directly or indirectly owed, including any interest, penalties, special charges or additions to tax in respect of the foregoing.

“Valid and Enforceable Claim” means (i) a claim of any issued patent which has not expired, lapsed, or been held invalid, unpatentable or unenforceable by court or other authority of competent jurisdiction in the issuing country in a decision which is not subject to pending appeal or was not or is no longer appealable, or (ii) a claim in any pending patent application which has not been the subject of a final rejection notice from which an appeal cannot be taken or with respect to which the applicable period of appeal has expired.

ARTICLE 2

THE MERGER

2.1 The Merger.  Subject to the other terms and conditions of this Agreement, including those set forth in Article 8 hereof, and in accordance with Delaware Law and New York Law, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the surviving corporation is referred to herein as the “Surviving Corporation”).

2.2 Consummation of the Merger; Effective Time.  Subject to the fulfillment or waiver of all of the conditions contained in Article 8, as soon as is reasonably practicable on or after the date hereof, a closing (the “Closing”) will be held at the offices of Parent or such other place as the parties may agree.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing (i) with the Secretary of State of the State of Delaware a certificate of merger, substantially in the form of Exhibit B-1 hereto, executed in accordance with the relevant provisions of Delaware Law (the “Delaware Merger Certificate”) and (ii) with the Secretary of State of the State of New York a certificate of merger, substantially in the form of Exhibit B-2 hereto, executed in accordance with the relevant provisions of New York Law (the “New York Merger Certificate” and together with the Delaware Merger Certificate, the “Merger Documents”).  The term “Effective Time” means the later of the date and time of the filing of the Merger Documents with (i) the Secretary of State of the State of Delaware and (ii) the Secretary of State of the State of New York, as applicable (or such later time as may be agreed by each of the parties hereto and specified in the Merger Documents in accordance with Delaware Law and New York Law, as applicable).

2.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and as provided by the applicable provisions of Delaware Law and New York Law.  Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including, but not limited to, Intellectual Property and licenses to Intellectual Property, subject to Section 2.3(a) below), rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(a)  Original Ribbon Copies of Patents.  Provided that such possession has no legal bearing and confers no right of ownership to Mark E. Dillon with respect to any Intellectual Property, Mark E. Dillon shall be entitled to maintain in his possession all original “Ribbon” copies of patents issued to date or hereafter to Company or Surviving Corporation wherein Mark E. Dillon is listed as inventor.  In the event that said originals are required by Parent or the Surviving Corporation for any valid legal reason, said documents will be surrendered for such period as required, and Parent or Surviving Corporation shall return same to Mark E. Dillon when no longer required.

2.4 Charter; Bylaws.

(a) As soon as practicable after the Effective Time, Parent shall cause that the certificate of incorporation of the Surviving Corporation be amended and restated in its entirety to conform substantively, to the extent reasonably practicable (except that the name of the Surviving Corporation shall continue to be “Bio Med Sciences, Inc.”), to the terms of the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided by New York Law and such Surviving Corporation Charter.

(b) As soon as practicable after the Effective Time, Parent shall cause that the bylaws of the Surviving Corporation be amended and restated in their entirety to conform substantively, to the extent reasonably practicable, to the terms of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, which shall thereafter be the bylaws of the Surviving Corporation until thereafter amended as provided by New York Law, the Surviving Corporation Charter and such bylaws.

2.5 Directors and Officers.  The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal.  The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

2.6 Closing Consideration.

(a) Initial Closing Payment.  At the Effective Time, and subject to the provisions of Article 3 hereof, Parent shall make a cash payment equal to the Initial Closing Payment Amount, subject to the provisions of Article 3 hereof, the remainder of the Initial Closing Payment Amount shall be payable in cash to the Participating Rights Holders in the respective amounts set forth on the Merger Consideration Certificate (as defined in Section 2.8 below) as being payable to each Participating Rights Holder in respect of the Initial Closing Payment Amount.

(b) Subsequent Closing Payment.  Subject to the provisions of Article 3 hereof, Parent shall make a payment equal to the Subsequent Closing Payment Amount upon the first business day following the six month anniversary of the Closing Date.  The Subsequent Closing Payment Amount shall be payable to the Participating Rights Holders in the respective amounts set forth on the Merger Consideration Certificate as being payable to each Participating Rights Holder in respect of the Subsequent Closing Payment Amount.

2.7 Contingent Consideration.

(a) Manufacturing Milestone Payment.  Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(c) through (h) below, within ninety (90) days after December 31, 2008, if any Member of the Buyer Group has achieved the Manufacturing Milestone, Parent shall pay to the Participating Rights Holders an amount equal to the Manufacturing Milestone Payment Amount (the “Manufacturing Milestone Payment”).  The obligation of Parent under this Section 2.7(a) shall be subject to the provisions of Article 3 below.  The Manufacturing Milestone Payment Amount shall be payable to the Participating Rights Holders in the respective amounts set forth on the Merger Consideration Certificate as being payable to each Participating Rights Holder in respect of the Manufacturing Milestone Payment Amount.

(b) Sales Milestone Payment.  Subject to the achievement by the Company and/or the Buyer Group of the Sales Milestone and to the limitations set forth herein, including without limitation those set forth in Sections 2.7(c) through (h) below, within ninety (90) days after the end of the Sales Milestone Payment Period, Parent shall pay to the Participating Rights Holders an amount equal to the Sales Milestone Payment Amount (the “Sales Milestone Payment”).  The obligation of Parent under this Section 2.7(b) shall be subject to the provisions of Article 3 below.  The Sales Milestone Payment Amount shall be payable to the Participating Rights Holders in the respective amounts set forth on the Merger Consideration Certificate as being payable to each Participating Rights Holder in respect of the Sales Milestone Payment Amount.  For purposes of clarification, Parent shall make payment equal to the Sales Milestone Payment Amount only once regardless of the number of times that the Sales Milestone is achieved.

(c) Delivery of Sales Milestone Payment Certificate.  On or prior to the ninetieth (90th) day following end of the Sales Milestone Payment Period, Parent shall deliver to the Holders Representative a certificate (the “Sales Milestone Payment Certificate”), setting forth (a) the amount of Net Sales for the Sales Milestone Payment Period, and (b) Parent’s determination of the amount of the Sales Milestone Payment, if any, due pursuant to Section 2.7(b) above.

(d) Holders Representative Committee Audit Rights.  Parent hereby grants, and shall cause the other members of the Buyer Group to grant, the Holders Representative Committee and its representatives and advisers, at the Holders Representative Committee’s sole expense, the right, exercisable no more than once during the forty-five (45) day period (the “Sales Milestone Payment Dispute Period”) following the receipt by the Holders Representative Committee of the Sales Milestone Payment Certificate, subject to the execution of, and compliance with, a customary confidentiality agreement in form and substance reasonably satisfactory to Parent, to demand an opportunity to examine and have full access to the Buyer Group’s books of account and records of Net Sales for the Sales Milestone Payment Period, at the location of such records on prior written notice of at least ten (10) days, for the purpose of verifying the amount of Net Sales for the Sales Milestone Payment Period (such review shall be referred to herein as the “Sales Milestone Payment Audit”).  For the purpose of conducting the Sales Milestone Payment Audit, the Holders Representative Committee may hire, at its expense, one or more auditors or attorneys of the Holders Representative Committee’s choosing to assist in such examination, provided, that such auditors or attorneys have entered into customary confidentiality agreements with Parent in form and substance reasonably acceptable to Parent.  The Holders Representative Committee and such representatives shall have access to all of the books and records reasonably required to perform the Sales Milestone Payment Audit at all times during the period of one hundred twenty (120) days following the date on which the Holders Representative Committee delivers a Dispute Notice (as defined below) to Parent (the “Sales Milestone Payment Audit Period”).  Each Member of the Buyer Group hereby agrees to keep the books of account and records of Net Sales for the Sales Milestone Payment Period until the expiration of the Sales Milestone Payment Dispute Period.

(e) Dispute Notice.  In the event that the Holders Representative Committee does not agree with or desires to investigate the calculation of the Sales Milestone Payment Amount set forth on the Sales Milestone Payment Certificate, the Holders Representative Committee shall be entitled, during the Sales Milestone Payment Audit Period, to give Parent written notice (a “Dispute Notice”), of such disagreement or desire.  In the event that the Holders Representative delivers a Dispute Notice, the date by which Parent shall be obligated to deliver the Sales Milestone Payment reflected in the Sales Milestone Payment Certificate shall not be extended, but the date by which Parent shall be obligated to deliver any additional increment of Sales Milestone Payment determined as a result of the Sales Milestone Payment Audit, shall be extended until the date that is thirty (30) days following the final determination of the disputed Sales Milestone Payment Amount pursuant to the provisions of Sections 2.7(f) and 2.7(g) below.  In the event that the Holders Representative Committee does not deliver a Dispute Notice during the Sales Milestone Payment Audit Period, the Sales Milestone Payment Amount set forth on the Sales Milestone Payment Certificate shall irrevocably be deemed to be the final Sales Milestone Payment Amount for all purposes of this Agreement, absent fraud or intentional misconduct, or the discovery after the expiration of the Sales Milestone Payment Dispute Period of a material fact in existence at such time and not disclosed by Parent to the Holders Representative Committee in the Sales Milestone Payment Certificate.

(f) Agreed Sales Milestone Payment.  In the event that the Holders Representative Committee delivers a Dispute Notice within the Sales Milestone Payment Dispute Period, the Holders Representative Committee and Parent shall, for a period of not less than thirty (30) days after the later of delivery of the Dispute Notice or conclusion of the Sales Milestone Payment Audit demanded by the Holders Representative Committee, attempt in good faith to resolve the disputed Sales Milestone Payment Amount (the “Disputed Sales Milestone Payment Amount”), and mutually determine any adjustments to the Sales Milestone Payment Amount (the “Agreed Sales Milestone Payment Amount”).  Parent and the Holders Representative Committee shall, subject to the execution of a confidentiality agreement in form and substance reasonably satisfactory to the delivering party, provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve any such Disputed Sales Milestone Payment Amount, including the delivery of a copy to the Holders Representative Committee of any such information, records and material, to the extent then available, that was used to calculate the amount of Net Sales and the Sales Milestone Payment Amount set forth on the Sales Milestone Payment Certificate.

(g) Arbitration of Disputes Over Net Sales.  In the event that no agreement can be reached by the Holders Representative Committee and Parent as to the calculation of the Disputed Sales Milestone Payment Amount within ninety (90) days after the later of the delivery of a Dispute Notice or the conclusion of the Sales Milestone Payment Audit, and such disagreement relates only to the amount of Net Sales of Sales Milestone Payment Products, then, pursuant to this Section 2.7(g), either party shall have the right to submit the Disputed Sales Milestone Payment Amount to arbitration by the New York, New York office of a reputable accounting firm (the “Accountant”) as the Holders Representative Committee and Parent may mutually agree; provided, however, that the engagement and charge of the Accountant shall be limited to determining the Net Sales of any identified product or products for the Sales Milestone Payment Period, and the Accountant shall not be entitled to determine whether any products sold by Parent or its Affiliates are Sales Milestone Payment Products for purposes of this Agreement or any other matter.  The Holders Representative Committee and Parent shall jointly select the Accountant to perform the calculation within thirty (30) days after either Holders Representative Committee or Parent delivers a written demand to the other to submit the dispute to arbitration; provided, that in the event that the Holders Representative Committee and Parent are unable to agree upon the Accountant to perform such calculation within such thirty (30) day period, then each of the Holders Representative Committee and Parent shall select one Accountant and such Accountants shall jointly select an alternative Accountant to perform such calculation.  The Accountant selected in accordance with the foregoing sentence shall be responsible for the determination of the Disputed Sales Milestone Payment Amount (the “Appraiser”).  The Appraiser shall determine the Disputed Sales Milestone Payment Amount within the limitations set forth above within ninety (90) days after the date of such Appraiser’s engagement and the Appraiser shall be provided with such information and records, which may include on-site access, relating to such dispute as it may reasonably request.  The Disputed Sales Milestone Payment Amount determined by an Appraiser in accordance with this paragraph (g) shall be deemed to be the final Sales Milestone Payment Amount for all purposes of this Agreement.  The fees and expenses of the Appraiser shall be paid by the Holders Representative Committee, provided, that if the final Sales Milestone Payment Amount determined by the Appraiser in any examination conducted pursuant to this Section 2.7(g) is greater than the corresponding Sales Milestone Payment Amount set forth on the relevant Sales Milestone Payment Certificate by an amount equal to or more than two and one half percent (2.5%) of the Sales Milestone Payment Amount set forth on the Sales Milestone Payment Certificate, then Parent shall pay all of the fees and expenses of the Appraiser.  The determination of the Sales Milestone Payment Amount pursuant to this Section 2.7(g) shall be conclusive, in the absence of fraud or intentional misconduct, or the discovery (following the completion of any determination by an Appraiser) of a material fact in existence at the time of such determination and not made available by Parent to the Holder Representative Committee, its representatives or the Appraiser in the course of the dispute proceeding, which material fact, if taken into account in the calculation of the Sales Milestone Payment Amount, would have resulted in an increase in the Sales Milestone Payment Amount.

(h)   Interest.  All or any portion of the Sales Milestone Payment, including any incremental amounts determined by agreement or pursuant to a determination by the Appraiser, not paid when due under this Agreement shall bear interest at an annual rate equal to the prime rate established by the Wall Street Journal from the date such incremental amount would originally have been due until the date such incremental amount is paid in full.

2.8 Merger Consideration Certificate.  At Closing, the Company shall deliver to Parent and the Holders Representative Committee a certificate (the “Merger Consideration Certificate”) that shall include a calculation of the respective portions of each Closing Payment and each Contingent Payment payable to each Participating Rights Holder pursuant to the terms of Section 3.1 hereof.  The information and calculations set forth in the Merger Consideration Certificate shall be deemed to constitute a representation and warranty of the Company and any inaccuracy or calculation of any information set forth in the Merger Consideration Certificate that results in Damages to Parent shall entitle Parent to make a claim for indemnification for breach of representation or warranty under Section 9.3 of this Agreement.

2.9 Form of Consideration Payable by Parent.

(a) Parent Common Stock.  Subject to the provisions of Section 2.9(b) below, at the sole discretion of Parent, any portion or all of the Subsequent Closing Payment Amount may be satisfied by (i) the issuance to the Participating Rights Holders of that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the amount of the Subsequent Closing Payment Amount that Parent has elected to satisfy through the issuance of whole shares of Parent Common Stock, by (y) the Reference Market Value on the date of payment, with any fraction of a share of Parent Common Stock being treated as provided in Section 2.9(c) below, (ii) payment of such amount in cash, or (iii) a combination of the forms of consideration referred to in the foregoing clauses (i) and (ii).

(b) Listing of Shares.  The right of Parent to pay all or any portion of the Subsequent Closing Payment Amount through the issuance of shares of Parent Common Stock shall, upon the date such shares are issued to the Participating Rights Holders, be subject to Parent having caused such shares to be listed on each securities exchange on which similar securities, including as to class and series, issued by Parent are then listed.

(c) No Fractional Shares.  In the event that all or any portion of the Subsequent Closing Payment Amount is paid in the form of shares of Parent Common Stock, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued.  Fractional portions of shares shall be rounded down to the next whole integer and an amount in cash equal to the aggregate Reference Market Value of all so affected fractional portions of shares shall be deposited with the Holders Representative Committee by Parent.

(d) Legend.  Any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock that have not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 AND RULE 145 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

In the event that any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock is imprinted with the foregoing legend (or a similar legend), Parent shall cause such legends to be removed in connection with any resale of such shares of Parent Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.

(e) Accredited Investors Plus 35.  In the event that Parent elects to pay all or any portion of the Subsequent Closing Payment Amount through the issuance of shares of Parent Common Stock, then Parent, in its sole discretion, shall be entitled to restrict any such issuance of Parent Common Stock to only those Participating Rights Holders that are “accredited investors” as defined in Rule 501 under the Securities Act, and the next 35 Participating Rights Holders based on size of holding as per Schedule 4.4 of the Company Disclosure Schedule.  Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, Parent shall be entitled to determine, in its sole discretion (which shall be exercised based solely on accredited investor status), (i) which Participating Rights Holders shall receive shares of Parent Common Stock and which Participating Rights Holders shall receive cash in satisfaction of any such payment, and (ii) the ratio, if any, of cash versus shares of Parent Common Stock to be received by any Participating Rights Holder in satisfaction of any such payment.

2.10 Cash Payments. Parent shall make payment to each Participating Rights Holder of any cash amount that Parent is required or elects, in accordance with the terms of Section 2.9 hereof, to pay to such Participating Rights Holder pursuant to the terms of this Agreement, either (i) for any such payment greater than $500,000, by wire transfer to an account in the name of such Participating Rights Holder as provided to Parent by written notice from the Holders Representative Committee at least two (2) business days prior to the date when Parent shall be required to make such payment or (ii) delivery of a check, made payable to such Participating Rights Holder, to the Holders Representative Committee for further distribution to such Participating Rights Holder pursuant to Section 3.2 hereof.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; PAYMENTS

3.1 Conversion of Securities.

(a) Common Stock.  Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into the right to receive from Parent, in the form of consideration determined by Parent (except for the Initial Closing Payment Amount and Contingent Payment Amount which shall be paid in cash) in accordance with Section 2.9, (i) an amount equal to the Per Share Common Closing Payment, plus (ii) an amount equal to the Per Share Common Contingent Payment associated with each Contingent Payment when such payments, if any, are made pursuant to Section 2.7 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Common Closing Payment associated with each Closing Payment when such payments are made pursuant to Sections 2.6 hereof and the Per Share Common Contingent Payment associated with each Contingent Payment, if any, when such payments are made pursuant to Sections 2.7 hereof, upon the surrender of such certificate in accordance with Section 3.2 and this Section 3.1.

(b) Exercise and Termination of Options.

(i) All options to purchase Company Common Stock issued under any stock option or equity incentive plan of the Company (each, a “Company Option Plan”) or otherwise listed on Schedule 4.4 of the Company Disclosure Schedule (which Company Disclosure Schedule shall list all options to purchase Company Common Stock or any other equity of the Company), whether or not exercisable, whether or not vested, and whether or not performance-based, (each a “Company Option”), shall have been exercised or terminated pursuant to any applicable Company Option Plan immediately prior to the Effective Time and shall not be assumed by the Surviving Corporation or Parent.

(ii) As soon as reasonably practicable following the Agreement Date, the Company Board (or, if appropriate, any committee thereof administering any Company Option Plan) shall take all necessary action, including obtaining the consent of any holder of a Company Option, to: (A) terminate, as of the Effective Time, each Company Option Plan; (B) terminate, as of the Effective Time, each Company Option that is then outstanding and unexercised, whether unvested or vested (including Company Options that become vested as a result of any acceleration of the vesting schedule of such Company Options pursuant to the terms of such Company Options as a result of or in connection with the Merger, or as a result of any such acceleration effected by the Company Board or any committee thereof prior to the Closing); and (C) terminate all unvested Company Options without consideration.  All Company Options, when terminated as contemplated under this Section 3.1(b), shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto.

(c) Warrants and Other Rights.  All warrants to purchase shares of the Company’s capital stock, if any, and all other rights or options (other than Company Options) to purchase or acquire any securities of the Company, if any (all of the foregoing, collectively, the “Company Warrants”), whether or not exercisable or vested, shall have been exercised or terminated prior to the Closing Date.  Parent shall not assume any Company Warrants.

(d) Treasury Stock.  Notwithstanding anything to the contrary expressed or implied herein, each share of Company Common Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(e) Stock Held by Disqualified Stockholders.  Notwithstanding anything to the contrary expressed or implied herein, each share of Company Common Stock held by any Disqualified Stockholder shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(f) Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and Parent shall be the owner and holder of all such shares.

3.2 Exchange of Certificates and Instruments.

(a) Exchange Procedures.

(i) Within a reasonable period of time prior to the Closing, Parent shall deliver to the Company forms of the transmittal materials which Parent or its transfer agent will require from those Participating Rights Holders entitled to receive at the Closing Merger Consideration in respect of their shares of Company Common Stock, which materials may include any certifications Parent may request with respect to compliance with any withholding obligations of Parent or the Surviving Corporation under the Code or other applicable Tax law.  The Company shall distribute such materials to eligible Participating Rights Holders.  As promptly as practicable following the Effective Time, Parent shall deliver to each Participating Rights Holder who has completed such transmittal materials and returned them to Parent at or prior to the Closing, together with the certificate or certificates representing outstanding shares of Company Common Stock (the “Certificates”), a check (or, in the case of any payment in excess of $500,000, a wire transfer) representing that portion of the Initial Closing Payment Amount to which such Participating Rights Holder is entitled; provided, that such payment made by Parent by check may be made by delivering such checks on the Closing Date to the Holders Representative Committee, which, in turn, shall distribute such checks to the appropriate Participating Rights Holders.  The delivery of such checks (or wire transfers, as applicable) by Parent to the Holders Representative Committee shall be deemed, for all purposes, to have satisfied in full Parent’s Initial Closing Payment Amount obligation to such Participating Rights Holders and Parent shall have no further obligation for such payments.  Parent shall not be required to pay any amount of the Closing Payment or any Contingent Payment to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed transmittal materials in the form prepared by Parent.

(ii) As promptly as practicable after the Effective Time, Parent or its transfer agent will send to each Participating Rights Holder who does not submit completed transmittal materials to Parent at or before the Closing, as permitted by Section 3.2(a)(i) above, transmittal materials for use in exchanging his, her or its Certificates for the applicable portion of the Merger Consideration into which such shares of Company Common Stock (other than any Dissenting Shares) have been converted.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amounts of Merger Consideration payable pursuant to Section 3.1.  Upon receipt of the completed transmittal materials and the applicable Certificates, Parent will issue to the Participating Rights Holder a check (or, in the case of any payment in excess of $500,000, a wire transfer) representing that portion of the Initial Closing Payment Amount to which such Participating Rights Holder is entitled.  Parent shall not be required to deliver any of the Merger Consideration to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed transmittal materials in the form prepared by Parent and the applicable Certificate.

(iii) Parent shall be entitled to rely entirely on the information contained in the Capitalization Certificate, Merger Consideration Certificate or any other certificates delivered pursuant to this Agreement and in any transmittal materials delivered hereunder for purposes of satisfying the obligation of Parent to deliver the Merger Consideration hereunder.

(b) No Further Rights in Certificates or Company Options.  After the Effective Time, holders of Company Common Stock or Company Options outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or right holders of the Company or the Surviving Corporation, other than (i) in the case of Company Common Stock (other than Dissenting Shares and other than any Disqualified Stockholder), the right to receive the applicable portions of the Merger Consideration; (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under New York Law, and (iii) rights under this Agreement.

(c) No Liability.  Neither Parent, the Surviving Corporation nor the Company shall be liable to any holder of Company Common Stock for any portion of the Merger Consideration delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

(d) Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.3 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable laws.

3.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 3.1, but the holders thereof shall only be entitled to such rights as are granted by New York Law.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 3.1, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the Certificates that formerly evidenced such shares.

(b) The Company shall give Parent (i) prompt notice of any demands for fair value of shares of Company Common Stock received by the Company, any withdrawals of such demands, and any other instruments served pursuant to New York Law, if any, and received by the Company, and (ii) the opportunity to direct, at its expense, all negotiations and proceedings with respect to demands for fair value under New York Law, if any.  The Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, make any payment with respect to, any demands for the fair value of shares of Company Common Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction. In the event that any Company Stockholder exercises his, her or its appraisal rights pursuant to New York Law, then Parent shall be entitled to seek indemnification from the Participating Rights Holders pursuant to, and in accordance with, the provisions of Article 9 hereof in connection with any Damages suffered or incurred by Parent in connection with such exercise of appraisal rights.

3.5 Holders Representative Committee.

(a) Appointment of Holders Representative Committee.  Each of Mark E. Dillon, Thomas Asson, Joseph A. Dillon, Sr., and David P. Willis (i) are hereby appointed, effective from and after the Effective Time of the Merger, to act as the Holders Representative Committee under this Agreement in accordance with the terms of this Section 3.5, and (ii) hereby represents to Parent that they are an “accredited investor” (as such term is defined in Rule 501 under the Securities Act).  The members of the Holders Representative Committee (in such capacity, the “Holders Representatives”) shall be required to designate (and notify Parent of such designation) a single member of the Holders Representative Committee upon whose instruction Parent, the Merger Sub and the Surviving Corporation shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Holders Representative Committee. In the event that any member of the Holders Representative Committee ceases to be a member thereof as a result of death, resignation, incapacity or removal, then the remaining member of the Holders Representative Committee shall appoint a successor member as soon as practicable. In the event that there are no members of the Holders Representative Committee at any time from and after the Effective Time as a result of death, resignation, incapacity or removal, then Thomas J. Dugdale and Wilbur J. Smiles (each of whom, to the knowledge of the Company, is an accredited investor) shall be automatically deemed to be appointed as successor members of the Holders Representative Committee and Parent shall be entitled to rely, without any investigation or inquiry, on the instruction of such individuals.

(b) Authority After the Effective Time.  From and after the Effective Time, the Holders Representative Committee shall be authorized to:

(i) take all actions required or permitted by, and exercise all rights granted to, the Holders Representative Committee in this Agreement;

(ii) receive all notices or other documents given or to be given to the Holders Representative Committee by Parent pursuant to this Agreement;

(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement on behalf of the Participating Rights Holders;

(iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Holders Representative Committee in connection with any of the transactions contemplated by this Agreement;

(v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement on behalf of the Participating Rights Holders;

(vi) approve of and execute amendments to this Agreement in accordance with Section 11.14 hereof; and

(vii) take such other action as the Holders Representative Committee may deem appropriate on behalf of the Participating Rights Holders, including:

(A) agreeing to any modification or amendment of this Agreement and executing and delivering an agreement of such modification or amendment; and

(B) all such other matters as the Holders Representative Committee may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

3.6 Release from Liability; Indemnification; Authority of Holders Representative Committee.  Each Participating Rights Holder hereby releases the Holders Representative Committee, and each of its members, from, and each Participating Rights Holder agrees to indemnify the Holders Representative Committee, and each of its members, against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Holders Representative Committee, or any member thereof, to a Participating Rights Holder for loss which such holder may suffer from the willful misconduct or gross negligence of the Holders Representative Committee or such member in carrying out his, her or its duties hereunder.  By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) appoints, as of the Agreement Date, the Holders Representative Committee as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent, the Merger Sub or the Surviving Corporation may be entitled to indemnification and, by virtue of its approval of the Agreement, the Holders Representative Committee agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable.  All actions, decisions and instructions of the Holders Representative Committee shall be conclusive and binding upon all of the Participating Rights Holders.  By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby agrees to the provisions of this Agreement, including, without limitation, the provisions of Sections 3.5 and 3.6 and Article 9 hereof.

3.7 Reimbursement of Expenses.  The Holders Representatives shall receive no compensation for services performed as the Holders Representatives, but shall receive reimbursement from, and be indemnified by, the Participating Rights Holders, pro rata, for any and all expenses, charges and liabilities incurred in connection with such performance, including, but not limited to, reasonable attorneys’ fees, incurred by the Holders Representatives in the performance or discharge of their duties pursuant to this Section 3.7, which expenses, charges and liabilities shall be paid out of any Contingent Payment payable to the Participating Rights Holders pursuant to this Agreement and paid directly to the Holders Representative Committee upon their reasonable request at the time of any required Contingent Payment.  Unless the Participating Rights Holders pay all such expenses, charges and liabilities upon demand by the Holders Representative Committee, the Holders Representatives shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, the Merger Sub and the Surviving Corporation as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Company Disclosure Schedule attached to this Agreement (the “Company Disclosure Schedule”):

4.1 Incorporation; Authority.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws, in each case with all amendments thereto, which certificate of incorporation and by-laws are in full force and effect.

4.2 Authorization and Enforceability.  The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company’s stockholders (which shall be obtained immediately after the execution and delivery of this Agreement by written consent in accordance with Section 615 of New York Law).  The Company Board has (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

4.3 Governmental and Other Third-Party Consents, Non-Contravention, Etc.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of the New York Merger Certificate with the New York Secretary of State; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of shares of Parent Common Stock in the Merger; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not be reasonably likely to prevent, or materially alter or delay any of the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of the Company’s certificate of incorporation or by-laws, as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company, (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Company is a party or by or to which it or any of its assets is bound or subject, or (d) any contract, agreement or written arrangement to which the Company is a party, which violation will not have a Material Adverse Effect on the Company.

4.4 Capitalization.  The authorized and outstanding capital stock and other securities of the Company are as set forth in Schedule 4.4 of the Company Disclosure Schedule.  All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and all of such outstanding shares and other securities are owned of record as set forth in Schedule 4.4 of the Company Disclosure Schedule, and were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person.  The only authorized, issued and outstanding class of capital stock of the Company is the Company Common Stock (i.e., there are no shares of any class or series of preferred stock authorized, issued or outstanding).  The Company is not aware of any person who has a valid right to rescind any purchase of any shares of the Company’s capital stock or other securities. Other than as set forth on Schedule 4.4 of the Company Disclosure Schedule, there are no agreements or other obligations to which the Company is a party or known to it and by which it is bound to purchase or sell any shares of its capital stock or other securities, and no outstanding convertible or exchangeable securities, options, warrants or other rights to acquire from the Company any shares of its capital stock or other securities.  Schedule 4.4 of the Company Disclosure Schedule sets forth the name of each person who holds any option, warrant or other right to acquire shares of the Company’s capital stock or other securities, the number and type of shares or securities subject to such option or right, the per-share exercise price payable therefor and, in the case of warrants, the priority and amount of consideration to be payable upon exercise thereof.  The per-share exercise price payable for each of the options set forth on Schedule 4.4 of the Company Disclosure Schedule is equal to or greater than the fair market value of the Company Common Stock as of the date of grant of each such option.

4.5 Qualification.  The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which to Company’s knowledge the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

4.6 Subsidiaries.  The Company does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.

4.7 Financial Statements. Attached to Schedule 4.7 of the Company Disclosure Schedule are copies of (i) the audited balance sheets of the Company as of December 31, 2007, and the related audited statements of income and retained earnings and cash flows, respectively, of the Company, for the fiscal year ended on such date, certified by Buckno Lisicky & Company, independent public accountants (such balance sheet as of December 31, 2007, the “Company’s Most Recent Balance Sheet”), and (ii) the unaudited balance sheet of the Company as of March 31, 2007 and as of March 31, 2008, and the related unaudited statements of income and retained earnings and cash flows, respectively, of the Company, for each of the three-month periods, respectively, ended on such dates.  Each of such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets presents fairly and accurately in all material respects the financial condition of the Company as of its respective date; and each of such statements of income and retained earnings and cash flows, respectively, presents fairly and accurately in all material respects the results of operations and retained earnings, or cash flows, as the case may be, of the Company for the period covered thereby; in each case, subject, with respect to the unaudited financial statements referred to in clause (ii) of this section, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments, the effect of which, both individually and in the aggregate, is not and will not be material.

4.8 Absence of Certain Changes.  Since the date of the Company’s Most Recent Balance Sheet, except as disclosed on Schedule 4.8 of the Company Disclosure Schedule, there has not been any:  (i) change in the assets, liabilities, sales, income, or business of the Company or in its relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on the Company; (ii) acquisition or disposition by the Company of any material asset or property; (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of the Company; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of the Company; (v) issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such capital stock; (vi) loss of the services of any officer or key employee or consultant, or any increase in the compensation, pension, or other benefits payable or to become payable by the Company to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them, except as provided in Section 7.4 and Schedule 7.4 hereof; (vii) forgiveness or cancellation of any debts or claims by the Company or any waivers of any rights; (viii) entry by the Company into any transaction with any of its Affiliates; (ix) incurrence by the Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of the Company; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of the Company; or (xi) discharge or satisfaction by the Company of any Lien or payment by the Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Company’s Most Recent Balance Sheet, (B) current liabilities to persons other than Affiliates of the Company incurred since the date of the Company’s Most Recent Balance Sheet in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated hereby and as disclosed in Schedule 4.8 of the Company Disclosure Schedule.

4.9 Properties and Assets.

(a) The Company has good and marketable title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including without limitation all those reflected in the Company’s Most Recent Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Company’s Most Recent Balance Sheet), all free and clear of Liens on the Company’s interest therein.  All such properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and are, and as of the Closing Date will be, adequate and sufficient to carry on the business of the Company as presently conducted.  Schedule 4.9 of the Company Disclosure Schedule sets forth a complete and correct list of all capital assets of the Company.

(b) The Company does not own any real property.  The Company has not received any notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property.  Schedule 4.9 of the Company Disclosure Schedule sets forth a complete and correct description of all leases of real property to which the Company is a party.  Complete and correct copies of all such leases have been delivered to Parent.  Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would be reasonably likely to constitute, a default thereunder by the Company, or to its knowledge, any other person.  The leasehold interests of the Company are subject to no Lien, and the Company is in quiet possession of the properties covered by such leases.

4.10 Intellectual Property.

(a) Schedule 4.10(a) of the Company Disclosure Schedule lists all inter partes proceedings or actions known to the Company before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any Company Intellectual Property.  To the Company’s knowledge, no Company Intellectual Property is the subject of any inter partes proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(b) With respect to each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made as shown in Schedule 4.10 of the Company Disclosure Schedule and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property and no information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct.

(c) All Company Registered Intellectual Property is listed on Schedule 4.10(c) of the Company Disclosure Schedule.  The Company owns and has good and exclusive title, or the Company exclusively licenses, in each case free and clear of any Lien, all Company Registered Intellectual Property listed on Schedule 4.10(c) of the Company Disclosure Schedule.

(d) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Company Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

(e) Except as set forth on Schedule 4.10(e) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license with respect to, any Company Intellectual Property to any third party.  Schedule 4.10(e) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company.

(f) Each of the Company’s contracts, licenses and agreements which relate in any way to Company Intellectual Property are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, nor require the consent of any party to, such contracts, licenses and agreements.  The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transaction contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.  Schedule 4.10(f) of the Company Disclosure Schedule sets forth each of the Company’s contracts, licenses and agreements which relate in any way to Company Intellectual Property.

(g) Schedule 4.10(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company of any third party’s Intellectual Property.

(h) The Company (including its executive officers, directors and, to the Company’s knowledge, employees) has not received notice from any third party, nor is the Company aware of any basis for any third-party claim that could assert, that the operation of its business or any act, product, drug candidate or service of the Company infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i) Except as set forth in Schedule 4.10(i) of the Company Disclosure Schedule, (i) to the Company’s knowledge, no person has nor is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any licensee of the Company with respect to the Company Intellectual Property.

(j) The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of the Company Intellectual Property as constitute trade secrets or other confidential information.  To the Company’s knowledge, no officer, director, employee, or consultant of the Company is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

4.11 Indebtedness.  The Company has no Indebtedness outstanding except as set forth in Schedule 4.11 of the Company Disclosure Schedule.  The Company is not in default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by the Company, or (except as set forth on Schedule 4.11 of the Company Disclosure Schedule) the operation of its businesses.  Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been furnished to Parent.

4.12 Absence of Undisclosed Liabilities.  Except to the extent (a) reflected or reserved against in the Company’s Most Recent Balance Sheet, or (b) described on Schedule 4.12 of the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles or referred to in the notes thereto.

4.13 Taxes.

(a) Elections.  All material elections with respect to Taxes (including, without limitation, any elections under Sections 108(b)(5), 338(g), 565, 936(a) or 936(e) of the Code or Treasury Regulation Section 1.1502-20(g) or Treasury Regulation Section 1.1502-32(f)(2) as in effect prior to August 12, 1994) affecting the Company have been provided to Parent in the Tax Returns and financial statements of the Company.

(b) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve for unpaid Taxes, if any, reflected in the Company’s Most Recent Balance Sheet.  The Company has delivered to Parent true and complete copies of all Tax Returns filed by or with respect to it with respect to taxable periods ended on or after December 31, 2005, and has delivered to Parent true and complete copies of all relevant material documents and information with respect thereto in the possession of the Company, its tax advisers and its auditors, including without limitation examination reports and statements of deficiencies assessed against or agreed to by the Company with respect thereto.

(c) Audit History. With respect to each taxable period of the Company ended on or before December 31, 2005, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority.

(d) Deficiencies. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company.

(e) Liens. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

(f) Extensions to Statute of Limitations for Assessment of Taxes.  The Company does not currently have in effect any consent to extend the time in which any Tax may be assessed or collected by any taxing authority.

(g) Extensions of the Time for Filing Tax Returns. Except as set forth in Schedule 4.13(g) of the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

(h) Pending Proceedings. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the Company’s knowledge, threatened, against or with respect to (i) the Company, or (ii) any Affiliated Group with respect to a taxable period during which the Company was a member of such Affiliated Group.

(i) No Failures to File Tax Returns. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(j) Membership in Affiliated Groups, Etc. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

(k) Adjustments under Section 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before the Closing Date other than as a result of the transactions contemplated by this Agreement, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

(l) Tax Sharing, Allocation, or Indemnity Agreements. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(m) Withholding Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

(n) Foreign Permanent Establishments and Branches. Except as set forth in Schedule 4.13(n) of the Company Disclosure Schedule, the Company does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

(o) U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation, within the meaning of Code Section 897(c)(2).

(p) Safe Harbor Lease Property. None of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

(q) Tax-Exempt Use Property. Except as set forth in Schedule 4.13(q) of the Company Disclosure Schedule, none of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(r) Security for Tax-Exempt Obligations. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(s) Section 341(f) Consent. The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.

(t) Parachute Payments. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances would be reasonably likely to obligate it to make any payments, that will not be deductible under Code Section 280G.

4.14 Employee Benefit Plans.

(a) Except as described on Schedule 4.14(a) of the Company Disclosure Schedule, the Company does not now maintain or contribute to, or have any liability (contingent or otherwise) in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.  Each of the arrangements set forth on Schedule 4.14(a) of the Company Disclosure Schedule is hereinafter referred to as a “Company Employee Benefit Plan,” except that any such arrangement that is a multi-employer plan will be treated as a Company Employee Benefit Plan only for purposes of Sections 4.14(d)(iv), (vi), and (viii) and 4.14(g) hereof.

(b) The Company has delivered or made available to Parent true, correct, and complete copies of each Company Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the six preceding calendar years, and (iii) the most recently received Internal Revenue Service (“IRS”) determination letters and any governmental advisory opinions or rulings.

(c) To the Company’s knowledge, each Company Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and applicable to such Plan.  Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of a Company Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Schedule 4.14(a) of the Company Disclosure Schedule and has been determined by the IRS to be so qualified, and to the Company’s knowledge, nothing has occurred since the date of the last such determination as to each such Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Plan or trust, other than such failures as may be corrected without expenditure of more than $10,000.

(d) There is no pending, or to the Company’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Company Employee Benefit Plan, or to the Company’s knowledge, any fiduciary or service provider thereof, and to the Company’s knowledge, there is no basis for any such legal action, proceeding, or investigation.

(e) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

(f) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Company Employee Benefit Plan, or any retirement plan of an ERISA affiliate of the Company, which is subject to Title IV of ERISA.

(g) To the Company’s knowledge, no Company Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(h) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Company Employee Benefit Plan.

(i) No Company Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

(j) No benefits due under any Company Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing) except as required by applicable law.

(k) The Company has not undertaken to maintain any Company Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

(l) With respect to each Company Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Company is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan.  The current value of the assets of each such Company Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Plan.

(m) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Company Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

(n) No Company Employee Benefit Plan is a multi-employer plan.

(o) For purposes of this Section 4.14, “multi-employer plan,” “party in interest,” “current value,” “accrued benefit,” “reportable event,” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “ERISA affiliate” means any entity that under Section 414 of the Code is treated as a single employer with the Company.

4.15 Safety and Environmental Matters.  Except as set forth on Schedule 4.15 of the Company Disclosure Schedule:

(a) None of the activities carried on by the Company at any plants, offices, or properties in or on which the Company operates are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Neither the Company, nor to the Company’s knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and applicable federal, state, foreign, and local statutes, regulations, ordinances, orders, and decrees relating to Hazardous Substances (as defined in Section 4.15(c) hereof), natural resources, pollutants or protection of human health, safety, or the environment (all of the foregoing, collectively, “Environmental Laws”), excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Company has not received notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) the Company has been identified by the United States Environmental Protection Agency (the “EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by or forming the basis of liability under any Environmental Laws (collectively, “Hazardous Substances”) that the Company has generated, transported, handled, used, or disposed of has been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(d) (i)           No portion of any real property presently or formerly owned, leased, or operated by the Company has been used by the Company, or to the Company’s knowledge, by any other person, to handle, use, manufacture, transport, store, or dispose of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances used by the Company is located on any real property presently owned, leased, or operated by the Company, or to the Company’s knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by the Company and to the Company’s knowledge, without investigation, those of any other operators of any real property presently or formerly owned, leased, or operated by the Company, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws; (iii) to the Company’s knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances by the Company on, upon, into, or from any real property presently or formerly owned, leased, or operated by the Company; (iv) to the Company’s knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by the Company that, through soil or groundwater contamination, have come to be located on, any of the real property presently or formerly owned, leased, or operated by the Company; and (v) to the extent required by applicable Environmental Laws, any Hazardous Substances that have been generated by the Company, or to the Company’s actual knowledge, by any other person, on any real property presently or formerly owned, leased, or operated by the Company, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities having, to the Company’s actual knowledge, valid permits as required under applicable Environmental Laws, which transporters and facilities, to the Company’s knowledge, have been and are operating substantially in compliance with such permits and applicable Environmental Laws.

(e) No real property presently owned, leased, or operated by the Company, and to the Company’s knowledge, no real property formerly owned, leased, or operated by the Company, and as a result of the present or past activities of the Company, is subject to any Environmental Law requiring the performance of any Hazardous Substances site assessment, the removal or remediation of any Hazardous Substances, the giving of notice to any governmental agency or other person, or the recording and/or delivery to any governmental agency or other person of any environmental disclosure statement or document, by reason of, or as a condition to the effectiveness of, the Merger and/or any other transaction contemplated hereby.

(f) The Company has and maintains, in full force and effect, all licenses, permits, registrations, consents, authorizations and other approvals (the “Environmental Permits” from all governmental authorities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operation of the Company, and the Company is in material compliance with all of the Environmental Permits.

4.16 Labor Relations.  The Company is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice.  There is no charge or proceeding pending, or to the Company’s knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including without limitation the National Labor Relations Board.  There is no labor strike, dispute, work slow-down, or work stoppage pending, or to the Company’s knowledge, threatened against or involving the Company.  No one has petitioned within the last five years or is now petitioning for union representation of any of the employees of the Company.  No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted.  None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company.  The Company has not experienced any work stoppage or other material labor difficulty during the last five years.

4.17 Litigation.  Except as set forth in Schedule 4.17 of the Company Disclosure Schedule, no litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by the Company’s receipt of service of process or other written notice of such pendency), or to the Company’s knowledge, threatened, against the Company, nor is there any basis therefor known to the Company.

4.18 Material Contracts.

(a) Schedule 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (as defined below).  As used in this Agreement, the term “Material Contract” means every agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company and which is material to the Company’s business, and specifically includes without limitation: (i) agreements with any current or former officer, director, employee, consultant, or stockholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest (other than agreements terminable by the Company upon 30 days notice and which termination does not result in any obligations or liabilities to the Company); (ii) agreements with any labor union or association representing any employee; (iii) agreements for the provision of services by or to the Company in excess of $25,000; (iv) bonds or other security agreements provided by any party in connection with the business of the Company; (v) agreements for the purchase or other acquisition or the sale or other disposition of assets or properties (other than in the ordinary course of business), or for the grant to any person of any preferential rights to purchase any such assets or properties; (vi) joint venture agreements relating to the assets, properties, or business of the Company or by or to which it or any of its assets or properties is bound or subject; (vii) agreements under which the Company agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (viii) agreements with regard to Indebtedness, including, without limitation, any indenture or other agreements in connection with issuances of bonds, debentures or other debt securities by the Company and any agreements in connection with bank financings by the Company; (ix) any agreement, contract, commitment, transaction or series of transaction for any purpose relating to capital expenditures or commitments or long-term obligations; (x) any purchase order or contract for the purchase of raw materials; (xi) any distribution, joint marketing or development agreement; (xii) any assignment, license or other agreement with respect to any form of intangible property; (xiii) any research collaboration agreement; (xiv) any agreements relating to venture capital and other equity financings by the Company; (xv) any stockholder agreements or other agreements with any of the Company Stockholders pertaining to the shares of Company Common Stock held by them or their rights as stockholders of the Company; and (xvi) to the knowledge of the Company, any voting trust or voting agreements among the Company Stockholders.

(b) All of the Material Contracts are in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto is in default under or in material breach of any of the material terms thereof, nor does any event or condition exist that after notice or lapse of time or both would be reasonably likely to constitute a default thereunder or material breach thereof on the part of the Company, or to the Company’s knowledge, any other party thereto.  All payments required under each contract, agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company have been accrued for in accordance with generally accepted accounting principles, consistently applied, and are reflected in the Company’s financial statements.  No approval or consent of any person that has not already been obtained and listed on Schedule 4.18 of the Company Disclosure Schedule is needed in order that the Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such Material Contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby.  The Company has delivered or made available to Parent true, correct, and complete copies of all such Material Contracts, including all amendments, modifications, and supplements thereto.

4.19 Potential Conflicts of Interest.  No officer, director, or, to best of the Company’s knowledge, stockholder of the Company (a) owns, directly or indirectly, any interest (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that furnishes or sells services, drug candidates or products that the Company furnishes or sells or proposes to furnish or sell or is a lessor, lessee, customer, or supplier of the Company; (b) owns, directly or indirectly, in whole or in part (other than solely as a result of his or its ownership of Company Common Stock), any tangible or intangible property that the Company is using or the use of which is necessary for the business of the Company; or (c) to the Company’s knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements.

4.20 Insurance.  Schedule 4.20 of the Company Disclosure Schedule lists the policies of products liability, theft, fire, liability, worker’s compensation, life, property and casualty, directors and officers, and other insurance owned or held by the Company.  Such policies of insurance are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice for companies in the Company’s line of business and of a similar size and location.  All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth on Schedule 4.20 of the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

4.21 Bank Accounts, Signing Authority, Powers of Attorney.  Schedule 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company and the persons with signing or other authority to act with respect thereto.  Except as so listed, the Company does not have any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage, or other account of the Company, or to act under any agency or power of attorney granted by the Company at any time for any purpose.  Schedule 4.21 of the Company Disclosure Schedule also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company.

4.22 Relationships With Suppliers and Licensors.  No current supplier to the Company has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company, nor has any licensor under a license agreement with the Company notified the Company of an intention to terminate or substantially alter the Company’s rights under such license, which termination or alteration would be reasonably likely to have a Material Adverse Effect on the Company.

4.23 Employment of Officers, Employees.  The name and current annual salary and other compensation payable by the Company to each of its employees including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation, and other extra compensation) are as set forth on Schedule 4.23 of the Company Disclosure Schedule.  Except to the extent otherwise disclosed on Schedule 4.23 of the Company Disclosure Schedule, none of the current or former officers, directors, employees or consultants of the Company is a party to, or the beneficiary of, any agreement, plan or arrangement that provides for any payment (whether of severance pay or otherwise) becoming due to such current or former officer, director, employee or consultant upon termination of his or her relationship with the Company or as a result of the Merger, or that provides for the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of such current or former director, officer, consultant, or employee upon termination of his or her relationship with the Company or as a result of the Merger.

4.24 Minute Books.  The minute books of the Company made available to Parent for inspection accurately record therein all material actions taken by the Company Board, all committees thereof, and the Company’s stockholders.

4.25 Brokers.  No finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

4.26 Health Regulatory Matters.

(a) The Company has complied in all material respects with the U.S. Federal Food, Drug, and Cosmetic Act, the regulations issued thereunder, and similar state and foreign statutes and regulations to the extent applicable to the Company’s activities.  Items manufactured or under investigation by the Company comply with all applicable good manufacturing practices regulations and other requirements established by the FDA.  To the Company’s knowledge, it is not the subject of any investigation by the FDA or any similar state or foreign agency, nor has any investigation, prosecution, or other enforcement action been threatened by the FDA or any similar state or foreign agency.  The Company has not received from the FDA or any similar federal, state, or foreign agency any letter or other document asserting that the Company has violated any statute or regulation enforced by that agency.

(b) Medically related and regulated research and/or development activities conducted by or for the Company has complied in all material respects with all applicable legal requirements including, without limitation, (i) requirements governing investigational drugs and devices under the U.S. Federal Food, Drug, and Cosmetic Act and regulations issued thereunder, (ii) regulations related to good laboratory practices and good clinical practices issued by the FDA, and (iii) the U.S. Animal Welfare Act, the regulations issued thereunder, and any similar federal, state, and foreign statutes and regulations.

(c) Research and/or development activities involving human subjects conducted by or for the Company has (i) been conducted in compliance in all respects with all applicable federal, state, and foreign statutes and regulations governing the protection of human subjects, (ii) had the approval of an institutional review board if required, (iii) had the informed consent of the subjects, (iv) complied in all respects with medical privacy requirements in the Health Insurance Portability and Accountability Act of 1996, the regulations issued thereunder, and any similar state statutes and regulations, and (v) not involved any investigator who has been disqualified as a clinical investigator by the FDA or any other agency or has been found by any agency with jurisdiction to have engaged in scientific misconduct.

(d) The Company has made available to Parent copies of all correspondence with the FDA or any similar state or foreign agency. To the Company’s knowledge, none of the FDA or any similar regulatory authority has made any determination, decision or position, and there has not been any change in regulatory or clinical strategy by the Company or any change in the regulatory or clinical development status or affairs of the Company, that would be reasonably likely to materially increase the cost or duration of any of the Company’s clinical programs or that would be reasonably likely to otherwise materially adversely affect any of the Company’s clinical programs, product candidates or products.

4.27 Compliance with Other Agreements, Laws, Etc.  The Company has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Company is a party, or by which the Company or any of its properties is subject, and (c) its certificate of incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clauses (a) and (b), excepting only any such noncompliance that, both individually and in the aggregate, have not resulted and will not be reasonably likely to result in any Material Adverse Effect with respect to the Company.  The Company has not been charged with, or to its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

4.28 Permits, Licenses, and Programs; No Debarment.

(a) Schedule 4.28 of the Company Disclosure Schedule contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company’s products or drug candidates, (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company’s facilities, and (iii) a description of all ongoing proprietary internal research and development programs.  Except as are set forth on Schedule 4.28 of the Company Disclosure Schedule, (i) the Company possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) except as contained in Schedule 4.28 there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the Company’s knowledge, (A) there is no administrative action pending or threatened for the revocation of any such governmental approval and (B) assuming the obtaining of the authorizations, consents, approvals and other actions listed on Schedule 4.28 of the Company Disclosure Schedule, no governmental approvals and other actions listed on Schedule 4.28 of the Company Disclosure Schedule, no governmental approval by any governmental body having jurisdiction over the operation of the Company’s business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

(b) The Company (i) has not been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 31 U.S.C. Section 335(a) and (b), or (ii) to the Company’s knowledge, has used in any capacity the services of any person which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b).

4.29 Distribution of Merger Consideration.  The Merger Consideration, when distributed in accordance with the terms of this Agreement, will have been distributed to the holders of Company Common Stock in accordance with the provisions of the Company’s certificate of incorporation in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders related to the distribution of the Merger Consideration.

4.30 Disclosure.  No representation or warranty of the Company in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact.

4.31 Registration or First Offer Rights.  Except as described in Section 4.31 of the Company Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer, with respect to any sale of shares of its capital stock or any securities convertible into shares of its capital stock to any person.

4.32 Manufacturing and Marketing Rights.  Except as described in Section 4.32 of the Company Disclosure Schedule, the Company has not granted rights to manufacture, produce, distribute, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to manufacture, produce, distribute, assemble, license, market, or sell its products.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB

Parent and the Merger Sub hereby represent and warrant to the Company as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Parent Disclosure Schedule attached to this Agreement (the “Parent Disclosure Schedule”):

5.1 Incorporation; Authority.  Each of Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and the Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse effect on the Company. Each of Parent and the Merger Sub has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws, in each case with all amendments thereto, which certificate of incorporation and by-laws are in full force and effect.

5.2 Authorization and Enforceability.  Each of Parent and the Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and constitutes the valid and binding obligation of each of Parent and the Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

5.3 Governmental and Other Third-Party Consents, Non-Contravention, Etc.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Merger Sub is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of the Delaware Merger Certificate with the Delaware Secretary of State; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of shares of Parent Common Stock in the Merger; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of Parent’s or Merger Sub’s certificate of incorporation or by-laws, as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Parent or Merger Sub, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which Parent or Merger Sub is a party or by or to which it or any of its assets is bound or subject, which violation will not have a Material Adverse Effect on the Company.

5.4 Parent Shares.  The shares of Parent Common Stock issued pursuant to this Agreement, if any, when issued and delivered to the Participating Rights Holders in accordance with this Agreement, will be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) duly listed for trading on the American Stock Exchange (or such other principal stock exchange on which the shares of Parent Common Stock are traded on the date on which such shares are issued), (iii) subject to certain restrictions under the Securities Act, and (iv) issued in compliance with applicable state and federal securities laws.  Parent shall take no action with the intent of artificially manipulating the share price of the Parent Common Stock for purposes of the Subsequent Closing Payment.

5.5 SEC Documents.  Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2007 (each, a “Parent SEC Document” and collectively, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents, taken as a whole, contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document or by other public disclosure by Parent, none of the Parent SEC Documents, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, except to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect with respect to Parent.

5.6 Compliance with Stock Exchange Rules.  Parent is in compliance with the applicable listing and other rules and regulations of the American Stock Exchange, except to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent any shares of Parent Common Stock issued pursuant to this Agreement to be eligible for listing and trading on the American Stock Exchange, and has not since its listing on the American Stock Exchange received any notice from the American Stock Exchange asserting any non-compliance with such rules and regulations.

5.7 No Material Adverse Effect. Except for events and circumstances that have either been publicly announced by Parent, or disclosed by Parent to the Company prior to the date of this Agreement, no event constituting a Material Adverse Effect with respect to Parent has occurred since the date of the latest balance sheet included in the financial statements included or incorporated by reference in Parent SEC Documents that could reasonably be expected to result in Parent being unable to consummate the Merger in accordance with the terms and conditions of this Agreement.

5.8 Brokers.  Except as set forth on Schedule 5.8 of the Parent Disclosure Schedule, neither Parent nor Merger Sub have incurred, nor will they incur, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 6

MUTUAL COVENANTS.

6.1 Satisfaction of Conditions.  Each of the parties will use reasonable best efforts to cause the satisfaction as promptly as possible, but in any event by August 31, 2008, of the conditions contained in Sections 8.1 through 8.3 hereof that impose obligations on it or require action on its part or the part of any of its stockholders or Affiliates.

6.2 Blue Sky Approvals.  Parent will file all documents required to obtain the Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement (to the extent required prior to the Effective Time), will pay all expenses incident thereto and will use its commercially reasonable efforts to obtain such permits and approvals; provided, however, that Parent shall not be required in connection with this Section 6.2 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

6.3 Further Assurances.  Subject to the terms and conditions set forth in this Agreement, from time to time both before and after the Effective Time, the Company, Parent, Merger Sub and the Holders Representative Committee, and their respective proper members, officers and directors, will use their respective commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated hereby.

6.4 Stockholder Approval.  The Company will take all steps necessary or appropriate to obtain, and shall obtain, the necessary written consents, or votes cast in any meeting, of its stockholders in accordance with the New York Law (the “Stockholder Approval”), on the Agreement Date immediately following the execution and delivery of this Agreement, for the purpose of adopting and approving this Agreement and the transactions contemplated hereunder, and for such other purposes as may be necessary or desirable.  The Company Board will recommend to its stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to its stockholders in connection therewith.

6.5 Notice of Merger and Appraisal Rights; Accredited Investors.  As soon as practicable after the date of this Agreement, Parent and the Company shall use reasonable best efforts to prepare, and the Company shall furnish to its stockholders, an information statement (the “Information Statement”) soliciting a vote, whether at a meeting of stockholders of the Company or by written consent, to ratify, approve and adopt the Merger Agreement and the Merger and the other transactions contemplated by this Agreement.  The Information Statement shall include a Notice of Merger and Appraisal Rights (the “Appraisal Rights Notice”) for the stockholders of the Company, which Appraisal Rights Notice shall comply in all respects with the requirements of New York Law.  In addition, the Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock that may be received by the Participating Rights Holders in the Merger.  Parent and the Company shall each use reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements.  Each of Parent and the Company hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Information Statement, (ii) agrees to provide promptly to the other party such information concerning it and its respective Affiliates, directors, officers and securityholders as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Information Statement.  If any event relating to the Company or Parent occurs, or if the Company or Parent becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then Parent and the Company shall promptly prepare such amendment or supplement and the Company shall promptly distribute the same to its stockholders.  The Information Statement shall contain the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the conclusion of the Company Board that the terms and conditions of this Agreement and the Merger are fair and reasonable and in the best interests of Company and its stockholders.  The Company shall assist Parent in obtaining such information as Parent reasonably requires to allow Parent to determine the number and nature of the stockholders of the Company in their capacity as purchasers (as such term is used under Rule 506 under the Securities Act).  In connection with the distribution of the Information Statement to the stockholders of the Company, the Company shall use reasonable best efforts to cause each of its stockholders to complete and return an accredited investor questionnaire.  The Company shall also use reasonable best efforts to cause each holder of a Company Option to complete and return an accredited investor questionnaire.  To the extent that Parent reasonably determines that any Participating Rights Holder is not an “accredited investor” (as defined in Rule 501 under the Securities Act) and does not meet the financial knowledge and experience requirements of Rule 506 under the Securities Act, the Company agrees that it shall use its reasonable best efforts to cause such Participating Rights Holder to use a “purchaser representative” (as defined in Rule 501 under the Securities Act) to assist such Participating Rights Holder in evaluating the Information Statement (in the case of a stockholder) and the investment decisions represented by this Agreement, the Merger and the transactions contemplated hereby andthereby.  Notwithstanding the foregoing, Parent shall not, under any circumstances, (i) issue shares of Parent Common Stock pursuant to the terms of this Agreement to more than thirty five (35) Participating Rights Holders that are not accredited investors or (ii) be obligated to issue any shares of Parent Common Stock to any Participating Rights Holder that is not an accredited investor.

6.6 Dissenting Shares.  As promptly as practicable after any such meeting of the Company Stockholders of the Company at which this Agreement and the transactions contemplated hereunder are submitted to such Company Stockholders for adoption and approval, or after sending any notices required under the New York Law after this Agreement and the transactions contemplated hereunder have been adopted and approved by the Company Stockholders of the Company by written consent in accordance with the New York Law, the Company shall furnish to Parent the names and addresses of any dissenting stockholder and the number of Dissenting Shares owned beneficially and of record by such dissenting Stockholder.

6.7 Intellectual Property.  Parent and the Company each agree that, prior to the Effective Time, any and all Intellectual Property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.

6.8 Public Disclosure.  Between the date hereof and the Effective Time of the Merger, neither the Company nor Parent will furnish any communications to the public generally, except as required in compliance with applicable securities laws, if the subject matter thereof relates to the other party or to the transactions contemplated under this Agreement, without the prior approval of the other party as to the contents thereof, which approval shall not be unreasonably withheld or delayed.

6.9 Consents.  The Company shall use reasonable best efforts to obtain the consents, waivers and approvals necessary for the consummation of the Merger and the transactions contemplated under this Agreement (all of such consents, waivers and approvals having been set forth in Schedule 6.9 of the Company Disclosure Schedule), including, but not limited, all consents, waivers and approvals that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company’s rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

6.10 Notification of Certain Matters.

(a) Between the date hereof and the Effective Time, each of Parent and the Company shall, upon obtaining knowledge of any of the following, promptly notify the other of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

(ii) any actions, suits, claims, investigations or other judicial proceedings known to its executive officers commenced or threatened against such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 hereof or which relate to the consummation of the Merger;

(iii) occurrence or non-occurrence of any other event known to its executive officers which is likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and

(iv) any failure of such party known to its executive officers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) In addition to its obligations set forth in Section 6.10(a) hereof, the Company shall promptly notify Parent of any adverse determination or recommendation in connection with any governmental proceeding to license any of the Company’s products and any report filed with the FDA regarding an unexpected fatal or life-threatening experience with respect to any such product.

(c) The delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to a party.

6.11 Indemnification of Directors and Officers.  From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company to its directors and officers pursuant to the indemnification provisions under the Company’s certificate of incorporation or by-laws as in effect on the date hereof.

6.12 Confidentiality.  Any and all non-public information disclosed or made available by Parent to the Company or by the Company to Parent as a result of the negotiations or due diligence investigations leading to the execution of this Agreement, or in furtherance thereof, including, without limitation, any information disclosed or made available pursuant to Section 7.1 hereof, shall remain subject to the terms and conditions of that certain Mutual Confidentiality Agreement, by and between the Company and Parent, dated October 28, 2005 (the “Confidentiality Agreement”).

6.13 Registration Statement.  In the event that Parent deems it appropriate or desirable to file a Registration Statement on Form S-3 or Form S-4 with the SEC in connection with this Agreement and the Merger, then Parent shall prepare, with the full cooperation and assistance of the Company, such Registration Statement.  Parent and the Company shall each use their commercially reasonable best efforts to cause the Registration Statement to comply with all applicable requirements of federal and state securities laws.  The Company hereby (a) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates, and to the inclusion of financial statements and business information relating to the Company and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement, (b) agrees to provide promptly to Parent such information concerning its business and financial statements and affairs, including with respect to any securities of Parent such person may be deemed to own beneficially, as may reasonably be requested by Parent for inclusion in the Registration Statement, or in any amendments or supplements thereto, and (c) agrees to cause its counsel and auditors to cooperate with Parent’s counsel and auditors in the preparation of the Registration Statement.  The Company will promptly advise Parent, and Parent will promptly advise the Company, in each case in writing, if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

6.14 Sales Representatives.  Prior to July 10, 2008, Parent shall have at least five (5) full time sales representatives (the “New Sales Reps”).  Parent shall (a) include, as part of the formal employment obligations of the New Sales Reps, general responsibilities regarding the marketing and selling of Sales Milestone Payment Products until the end of the Sales Milestone Period, and (b) set any commission programs for Branded Product sales on no less favorable terms to any other product represented by New Sales Reps until the end of the Sales Milestone Period.

6.15 Registration.  In the event that Parent elects to pay all or any portion of the Subsequent Closing Payment Amount through the issuance of shares of Parent Common Stock, Parent shall (i) file, as soon as practicable after the issuance of such shares, a Registration Statement on Form S-3 under the Securities Act (or on Form S-1 under the Securities Act if Parent is not eligible, pursuant to the rules governing the use of Form S-3, to use Form S-3) registering for resale all of such shares (other than any such shares issued to Mark E. Dillon, which shall not be covered by such Registration Statement), and (ii) use commercially reasonable efforts to ensure that such Registration Statement is declared effective by the SEC as soon as practicable after the initial filing thereof.

6.16 Financial Statements.  As soon as practicable after the Agreement Date, and in any event no later than five (5) business days prior to the Closing, the Company shall deliver to Parent the unaudited balance sheet of the Company as of June 30, 2007 and as of June 30, 2008, and the related unaudited statements of income and retained earnings and cash flows, respectively, of the Company, for each of the six-month periods, respectively, ended on such dates.

ARTICLE 7

CONDUCT OF BUSINESS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing, except as otherwise specifically agreed by Parent:

7.1 Full Access.  The Company will afford to Parent and its authorized representatives full access, upon request and reasonable notice and during normal business hours, to all of the properties, books, records, contracts, and documents of the Company, and a reasonable opportunity to make such investigations as Parent desires to make, and will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the Company’s affairs and businesses as Parent reasonably requests.  During such investigations, Parent shall make all reasonable efforts to avoid interfering with the normal conduct of the Company’s operations.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

7.2 Course of Business Pending the Closing.  Subject to the provisions set forth below in this Article 7, the Company shall operate the Company’s business solely in the ordinary course consistent with past practice.

7.3 No Dividends, Issuances, Repurchases, Etc.  The Company will not declare, set aside, or pay any dividends (whether in cash, shares of stock, other property, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or other securities, or issue, purchase, redeem, or otherwise acquire for value any shares of its capital stock or other securities.  The Company will not issue any shares of its capital stock or other securities (including without limitation any options, warrants, or other rights to acquire Company Common Stock), other than shares of Company Common Stock issued upon the due exercise of vested Company Options or Company Warrants listed in Schedule 4.4 of the Company Disclosure Schedule (which exercises will be disclosed by the Company in a supplement to the Company Disclosure Schedule pursuant to Section 7.27 hereof).

7.4 No Compensation Changes.  The Company will not increase the base salary payable or to become payable to any of its officers, directors, employees, consultants or agents, or pay or increase any severance, bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, employees, consultants or agents, except as described in Schedule 7.4 of the Company Disclosure Schedule.  The Company shall not pay any severance benefits to, enter into any contract, agreement or arrangement to provide severance benefits to, or implement any severance plan for the benefit of, any of the Company’s officers, directors, employees or consultants, except pursuant to any severance plan, contract or arrangement described in Schedule 4.14 of the Company Disclosure Schedule.  The Company shall not accelerate the vesting or exercisability of any Company Option.  Notwithstanding anything to the contrary in this Section 7.4, and provided the Company does not incur any Indebtedness in connection therewith, the Company shall be permitted, at any time prior to the Effective Time, to expend up to an aggregate of $175,000 in cash to pay for certain incentive bonuses to be paid to its employees, as more fully set forth on Schedule 7.4 hereto.

7.5 Contracts and Commitments.  The Company will not enter into any contract or commitment, or engage in any other transaction, other than as specifically contemplated by this Agreement or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.6 Purchase and Sale of Assets.  The Company will not purchase, lease as lessee, license as licensee, or otherwise acquire any interest in, or sell, lease as lessor, license as licensor, or otherwise dispose of any interest in, any assets (including, without limitation, any Company Intellectual Property), other than sales of assets in the ordinary course of business and in amounts not exceeding, in the aggregate, $10,000.  Notwithstanding the foregoing, in no event shall the Company sell, lease, license or otherwise dispose of any Company Intellectual Property, computer hard drives, computer servers, computer network hardware, physical or electronic offsite storage materials, electronic tapes and/or other backup media materials or written documents of the Company.

7.7 Liabilities.  The Company shall not incur any Indebtedness or enter into any contracts or commitments involving potential payments to or by the Company or any Subsidiary of the Company in any single instance of $10,000 or more or in the aggregate $50,000 or more.

7.8 Charter and By-Laws.  The Company shall not cause, permit or propose any amendments to its certificate of incorporation or by-laws except as contemplated hereby.

7.9 Acquisitions.  The Company shall not make, or permit to be made, any material acquisition of property, assets or businesses.

7.10 Capital Expenditures.  The Company shall not authorize or incur any single capital expenditure in excess of $10,000 or capital expenditures which in the aggregate exceed $50,000.

7.11 Accounts Payable.  The Company shall make payment with respect to all of its accounts payable and its Indebtedness in a timely manner in accordance with their respective terms in the ordinary course of business consistent with the Company’s past practices.

7.12 Employees.  The Company shall not hire any employee without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.13 Accounting Policies.  Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it.

7.14 Taxes.  The Company shall not make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability (other than settlements or compromises not involving any payments of Taxes), change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

7.15 Legal.  The Company shall not settle or compromise any pending or threatened suit, action or claim.

7.16 Extraordinary Transactions.  The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger).

7.17 Payment of Indebtedness.  The Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Most Recent Balance Sheet and authorized pursuant to Section 7.2 hereof.

7.18 New Agreements; Amendments.  The Company shall not enter into or modify any material supply, license, development, research or collaboration agreement with any other person or entity.

7.19 Obligations.  The Company shall not obligate itself to do any of the things that the Company is prohibited from doing pursuant to any of the provisions of this Section 7.

7.20 Subsidiaries.  The Company shall not permit any Subsidiary to take any action that the Company is not permitted to do pursuant to this Section 7.

7.21 Preservation of Organization.  The Company will use commercially reasonable efforts to preserve its business organization intact, to preserve for the benefit of the Surviving Corporation its present business relationships with its suppliers and customers and others having business relationships with it.

7.22 Intellectual Property Rights.  The Company will use commercially reasonable efforts to maintain, preserve and protect the Company Intellectual Property.

7.23 No Default.  The Company will not take or omit to take any action, or permit any action or omission to act, that would cause a default under or a material breach of any of its contracts, commitments, or obligations.

7.24 Compliance with Laws.  The Company will duly comply in all material respects with all applicable laws, regulations, and orders.

7.25 Advice of Change.  The Company will promptly advise Parent in writing of any event or occurrence which results in or is reasonably likely to result in a Material Adverse Effect on the Company.

7.26 No Shopping.

(a) During the period beginning on the Agreement Date and ending on the Effective Time, the Company shall not, nor shall the Company authorize or permit any of its officers, directors, employees, Affiliates, investment bankers, advisors, representatives or agents (collectively, “Representatives”), directly or indirectly, to (a) make, solicit, assist, initiate or in any way facilitate or encourage the submission of any Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal, offer or bid that constitutes, or may reasonably be expected to lead to, any Proposal, or (c) enter into any understanding, arrangement, agreement or agreement in principle with any person or group (other than Parent) relating to any proposed or contemplated Company Transaction (as defined below); provided, however, that prior to receipt of the Stockholder Approval the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to a bona fide, written Proposal that is made by a person a majority of the disinterested members of the Company Board determine, in good faith, is reasonably capable of making a Superior Proposal (as defined below) and that a majority of the disinterested members of the Company Board determine, in good faith, after consultation with the Company’s independent financial advisor and outside counsel, has a high likelihood of resulting in the completion of a transaction meeting the requirements of clause (i) of the definition of “Superior Proposal” that was not solicited by the Company or any of its Representatives and that did not otherwise result from a breach or a deemed breach of this Section, and subject to compliance with Section 7.26(c), (x) furnish information with respect to the Company to the person making such Proposal pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Proposal) with such person and its Representatives regarding any Proposal.  Without limiting the foregoing it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of Company, whether or not such person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 7.26(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately any current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Proposal.

(b)  The Company Board shall not approve or recommend any Proposal by a third party, or withdraw or modify in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or fail to solicit the vote of its stockholders as required by this Agreement or fail to include in such solicitation such recommendation (including the recommendation that the stockholders of Company vote in favor of the Merger), or publicly resolve to do any of the foregoing. Notwithstanding the foregoing, the Company Board may withdraw or modify its approval or recommendation of the Stockholder Approval and, in connection therewith, approve or recommend a Superior Proposal, provided that each of the following shall have been true and complied with, as applicable, prior to the Company Board taking any such action: (i) the Company Board has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of the Stockholder Approval in order to comply with its fiduciary duty under applicable law, (iii) Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 7.26 and (vi) Parent is not at such time entitled to terminate this Agreement pursuant to Section 10.1(c).

(c) Company shall promptly advise Parent orally and in writing of (A) the receipt by it or by any of its Representatives after the date hereof of any Proposal, or any inquiry which could reasonably be expected to lead to a Proposal, or any request for nonpublic information in connection with such a Proposal or inquiry, or for access to the properties, books or records of Company by any third party and (B) the terms and conditions of any such Proposal or inquiry.  Such notice to Parent will indicate in reasonable detail the identity of the person making, and the terms of, the Proposal or inquiry. Company shall (i) keep Parent fully informed of the status including any change to the material terms or details of any Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Proposal or sent or provided by the Company to any third party in connection with any Proposal.

(d) Nothing contained in this Section 7.26 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.  Notwithstanding anything in this Section 7.26, the Company Board may not take any action that would result in the Company’s stockholders no longer being legally capable under New York Law of validly approving the Merger.

(e) For purposes of this Agreement:

(i) “Proposal” means any inquiries, proposals, offers or bids with respect to a Company Transaction;

(ii) “Company Transaction” means (i) a purchase, merger, reorganization, consolidation, share exchange, strategic alliance, corporate partnering transaction, license, sublicense or other transfer to a third party of intellectual property of the Company, business combination or other similar transaction involving Company or any subsidiary of Company and a third party (including, but not limited to, any transaction in which a third party could become the direct or indirect beneficial owner of any capital stock or any other equity interest of Company), or any purchase of all or any significant portion of the assets of Company or any subsidiary of Company by a third party or (ii) any financing of Company by a third party; and

(iii) “Superior Proposal” means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which a majority of the disinterested members of the Company Board determines in good faith to be superior from a financial point of view on a present value basis to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the written opinion, with only customary qualifications, of a nationally recognized independent financial advisor of the Company), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the transactions contemplated hereby) and (ii) that has a high likelihood of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and assuming this Agreement has been terminated.

7.27 Disclosure Supplements.  From time to time before the Closing, and in any event immediately before the Closing, each of Parent and the Company will promptly advise the other in writing of any matter hereafter arising or becoming known to the disclosing party that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate.  No such disclosure will be taken into account in determining whether the conditions to (i) in the case of any such supplemental disclosure by Parent, the obligations of the Company, and (ii) in the case of any such supplemental disclosure by the Company, the respective obligations of Parent and Merger Sub, to consummate the transactions contemplated by this Agreement have been satisfied.  If the Merger is consummated, then for purposes of the indemnification provisions of this Agreement, such supplemental disclosures pursuant to this Section 7.27 will have no effect on the availability of indemnification hereunder.

ARTICLE 8

CONDITIONS TO THE PARTIES’ OBLIGATIONS

8.1 Mutual Conditions.  The parties’ obligations to consummate the Merger are subject to the satisfaction (or waiver by each such party, in its sole discretion) of each of the conditions set forth in this Section 8.1 on or before the Closing Date.  If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect, and no petition or request for any such injunction or other order shall be pending.

(b) Compliance with Laws.  All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not have a Material Adverse Effect on the Company prior to or after the Effective Time or a Material Adverse Effect on Parent after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub, or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability).

(c) Proceedings and Documents Satisfactory.  All proceedings in connection with the transactions contemplated by this Agreement and all certificates and other documents delivered to such party pursuant to this Agreement or in connection with the Closing will be reasonably satisfactory to such party and its counsel.

8.2 Conditions to the Company’s Obligations.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, in its sole discretion) of each of the conditions set forth in this Section 8.2 on or before the Closing Date.  If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a) Representations and Warranties.  Each of the representations and warranties made by Parent and/or Merger Sub in or pursuant to this Agreement or in any statement, certificate, or other document delivered to the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

(b) Compliance with Agreement.  Parent and Merger Sub shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing.

(c) Closing Certificate.  Parent and Merger Sub shall have executed and delivered to the Company, at and as of the Closing, a certificate certifying that the conditions referred to in Sections 8.2(a) and 8.2(b) hereof have been satisfied.

(d) Opinion of Counsel.  Counsel to Parent and Merger Sub, shall have delivered to the Company a written legal opinion addressed to the Company, dated on and as of the Closing Date, in the form attached hereto as Exhibit 8.2(d).

(e) Employment Agreements.  Parent and Surviving Corporation shall have entered into an Employment, Non-Competition and Non-Solicitation Agreement with each of Mark E. Dillon and Karl R. Alden in the form attached hereto as Exhibit 8.2(e), pursuant to which, among other things, (i) Mark E. Dillon shall be appointed President of the Surviving Corporation and Vice President of Manufacturing of Parent for a period of at least two years after the Closing and (ii) Mark E. Dillon and Karl R. Alden shall each agree to be bound by standard non-competition and non-solicitation provisions restricting their activities for a period of time equal to one year after termination of employment with Parent or two years after the Closing, whichever is later.

8.3 Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of each of Parent and Merger Sub, respectively, to consummate the Merger are subject to the satisfaction (or waiver by Parent, in its sole discretion) of each of the conditions set forth in this Section 8.3 on or before the Closing Date.  If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a) Representations and Warranties.  Each of the representations and warranties made by the Company in or pursuant to this Agreement or in any statement, certificate, or other document delivered to Parent or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of he Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

(b) Stockholder Approval.  Immediately after the execution and delivery of this Agreement on the Agreement Date, the Company shall solicit the approval of this Agreement and the Merger by the Company Stockholders (i) by the requisite vote under applicable law, the Company’s certificate of incorporation and any other applicable agreement involving the Company or its stockholders and (ii) this Agreement and the Merger shall be approved by the affirmative vote of the holders of at least ninety percent (90%) of all shares of the Company’s capital stock then outstanding.

(c) Compliance with Agreement.  The Company shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it before or at the Closing.

(d) Closing Certificates.  The Company will have executed and delivered to Parent, at and as of the Closing,

(i) a certificate certifying that the conditions referred to in Sections 8.3(a), 8.3(b), 8.3(f) and 8.3(g) hereof have been satisfied;

(ii) a certificate that incorporates by reference the representations and warranties set forth in Section 4.4 hereof and sets forth the information required to be set forth on Section 4.4 of the Company Disclosure Schedule as of the Effective Time (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be a representation and warranty of the Company hereunder; and

(iii) the Merger Consideration Certificate.

(e) Opinion of Counsel.  Counsel to the Company, will have delivered to Parent a written legal opinion addressed to Parent, dated on and as of the Closing Date, and in form reasonably satisfactory to Parent.

(f) No Pending Litigation.  No action, suit or proceeding shall be pending against the Company or any of its Subsidiaries wherein any unfavorable injunction, judgment, order, decree ruling or charge would have a Material Adverse Effect on Parent.

(g) Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 4.18 of the Company Disclosure Schedule and any other consents, approvals and waivers that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company’s rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

(h) Terminations; Notices.  Company shall have been furnished evidence reasonably satisfactory to the Parent that all Company Options, Company Warrants or any other rights or derivative securities have been exercised or terminated immediately prior to the Effective Time and that there are no Company Options or Company Warrants outstanding as of the Effective Time and all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Options have been properly and timely delivered.

(i) Resignation of Directors and Officers.  The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

(j) Dissenters’ Rights.  Any applicable period during which Company Stockholders have the right to exercise appraisal, dissenters’ or other similar rights under Section 623 of New York Law or other applicable law shall have expired and no Stockholder shall have exercised appraisal, dissenters’ or similar rights under applicable law with respect to its shares of the Company Common Stock by virtue of the Merger.

(k) Number of Accredited Investors; Purchaser Representative.  Each Participating Rights Holder (or a sufficient number of Participating Rights Holders so that Parent can make the determination described in this Section 8.3) shall have delivered to Parent an executed accredited investor questionnaire such that there shall be no more than thirty five (35) Participating Rights Holders who are not “accredited investors” as defined in Rule 501 under the Securities Act, or who are not otherwise excluded from the calculation of the number of “purchasers” under Rule 501(e) under the Securities Act.  Each Participating Rights Holder who is not an “accredited investor” as defined in Rule 501 under the Securities Act and who does not meet the sophistication requirements set forth in Rule 501 under the Securities Act, shall be represented by a “purchaser representative”, as defined in Regulation D under the Securities Act, reasonably satisfactory to Parent, and such purchaser representative shall have executed and delivered documentation reasonably satisfactory to Parent with respect to the issuance and delivery by Parent of Parent Common Stock to such Stockholder pursuant to the Merger.

(l) Parent Financing.  Parent shall have completed an equity or debt financing after the date hereof, on terms satisfactory to Parent in its sole discretion, pursuant to which Parent shall have received gross proceeds of not less than seven million dollars ($7,000,000) (the “Parent Financing”).

ARTICLE 9

INDEMNIFICATION

9.1 Effectiveness.  The provisions of this Article 9 shall apply and become effective only if the Merger is consummated.

9.2 Indemnification by Parent and Surviving Corporation.  Subject to the limitations set forth in Section 9.6 hereof, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend, and hold harmless each Participating Rights Holder from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by Parent and/or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by Parent and/or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of Parent and/or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby.  Notwithstanding anything in this Section 9.2 or elsewhere in this Agreement to the contrary, only the Holders Representative Committee shall have the right, power and authority to make or bring indemnification claims (or commence any action, suit or proceeding on account of or with respect to any indemnification claims) by and on behalf of any or all Participating Rights Holders against Parent or the Surviving Corporation, and in no event shall any Participating Rights Holder himself, herself or itself have the right to make or bring indemnification claims (or commence any action, suit or proceeding on account of or with respect to any indemnification claims) against Parent or the Surviving Corporation.

9.3 Joint and Several Indemnification by the Participating Rights Holders.  Subject to the limitations set forth in Section 9.6 hereof, the Participating Rights Holders, jointly and severally, shall indemnify, defend, and hold harmless Parent, the Surviving Corporation and each of the directors, officers, employees, agents, representatives and other Affiliates of Parent and/or Merger Sub (all persons entitled to indemnification under this Section 9.3 being hereinafter referred to as the “Parent Indemnified Parties”, and, together with the Holders Representative Committee, acting for and on behalf of any or all of the Participating Rights Holders in their capacities as indemnified parties under Section 9.2 hereof, the “Section 9 Indemnified Parties”) from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with (i) any breach by the Company of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Company in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby, (ii) any claim made by holders of Dissenting Shares for an appraisal of the value of such Dissenting Shares pursuant to, and in accordance with, the provisions of such Sections 905 and 623 of New York Law, and (iii) any claim made against Parent or the Surviving Corporation by any officer, director or employee of the Company seeking indemnification from Parent or the Surviving Corporation under the circumstances contemplated under Section 6.11 hereof.

9.4 Claims.

(a) All claims for indemnification by a Section 9 Indemnified Party pursuant to this Agreement shall be made in accordance with the provisions of this Article 9.

(b) If a Section 9 Indemnified Party has incurred or suffered Damages for which it is entitled to indemnification under this Section 9, such Section 9 Indemnified Party shall give prompt written notice of such claim (a “Claim Notice”) to the Holders Representative Committee, in the case of a claim by a Parent Indemnified Party, or to Parent, in the case of a claim by the Holders Representative Committee.  Each Claim Notice shall state the amount of claimed Damages (the “Claimed Amount”), if known, and the basis for such claim.  For purposes of this Agreement, the term “Section 9 Indemnifying Party” shall mean any or all, as the context may require, of (i) the Participating Rights Holders in their capacities as indemnifying parties under Section 9.3 hereof, and (ii) Parent and the Surviving Corporation in their capacities as indemnifying parties under Section 9.2 hereof.

(c) Within 20 days after delivery of a Claim Notice by a Section 9 Indemnified Party, the applicable Section 9 Indemnifying Party (who for purposes of this Section 9 shall be represented by the Holders Representative Committee in the case of a claim by a Parent Indemnified Party) shall provide to such Section 9 Indemnified Party a written response (the “Response Notice”) in which such Section 9 Indemnifying Party shall:  (i) agree that all of the Claimed Amount is owed to such Section 9 Indemnified Party, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to such Section 9 Indemnified Party, or (iii) contest that any of the Claimed Amount is owed to such Section 9 Indemnified Party.  Such Section 9 Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which such Section 9 Indemnified Party is entitled to indemnification under this Section 9.  If no Response Notice is delivered by such Section 9 Indemnifying Party within such 20-day period, such Section 9 Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Section 9 Indemnified Party.

(d) If a Section 9 Indemnifying Party in any Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the applicable Section 9 Indemnified Party, such Section 9 Indemnifying Party shall owe to such Section 9 Indemnified Party an amount equal to the Claimed Amount and such amount shall be paid in the manner set forth further below in this Section 9.  If such Section 9 Indemnifying Party in such Response Notice agrees that part, but not all, of the Claimed Amount is owed to such Section 9 Indemnified Party, such Section 9 Indemnifying Party shall owe to such Section 9 Indemnified Party an amount equal to the Agreed Amount set forth in such Response Notice and such amount shall be paid in the manner set forth further below in this Section 9.  If such Section 9 Indemnifying Party in such Response Notice contests the payment of all or a portion of the Claimed Amount, such Section 9 Indemnifying Party shall owe to such Section 9 Indemnified Party only such amount, if any, as a court of competent jurisdiction determines to be so owed.

(e) Each Section 9 Indemnified Party shall give prompt written notification to the applicable Section 9 Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 9 may be sought; provided, however, that no delay on the part of such Section 9 Indemnified Party in notifying such Section 9 Indemnifying Party shall relieve such Section 9 Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay.  Within 20 days after delivery of such notification, such Section 9 Indemnifying Party may (except to the extent otherwise provided below in this Section 9.4(e)), upon written notice to such Section 9 Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to such Section 9 Indemnified Party, provided that (i) such Section 9 Indemnifying Party acknowledges in writing to such Section 9 Indemnified Party, on behalf of the Section 9 Indemnifying Party, that any damages, fines, costs or other liabilities that may be assessed against such Section 9 Indemnified Party in connection with such action, suit or proceeding constitute Damages for which such Section 9 Indemnified Party shall be entitled to indemnification pursuant to this Section 9, and (ii) the third party seeks monetary damages only.  If such Section 9 Indemnifying Party does not so assume control of such defense, such Section 9 Indemnified Party shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided that if such Section 9 Indemnifying Party assumes control of such defense and such Section 9 Indemnified Party reasonably concludes that such Section 9 Indemnifying Party and such Section 9 Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to such Section 9 Indemnified Party shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  Such Section 9 Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of such Section 9 Indemnifying Party, which shall not be unreasonably withheld or delayed.  A Section 9 Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the applicable Section 9 Indemnified Party, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of such Section 9 Indemnified Party for all liability with respect thereto or (B) imposes any liability or obligation on such Section 9 Indemnified Party).

9.5 Payment of Claims.  A Section 9 Indemnifying Party shall make payment of any portion of any Claimed Amount that such Section 9 Indemnifying Party has agreed in a Response Notice that it owes to a Section 9 Indemnified Party or that such Section 9 Indemnifying Party is deemed to have agreed it owes to such Section 9 Indemnifying Party pursuant to the provisions of Section 9.4(c) hereof, said payment to be made within thirty (30) days after such Response Notice is delivered by such Section 9 Indemnifying Party or should have been delivered by such Section 9 Indemnifying Party, as the case may be.  A Section 9 Indemnifying Party shall make payment of any portion of any Claimed Amount that is being disputed and contested by such Section 9 Indemnifying Party only if and when the dispute or contest is settled by such Section 9 Indemnifying Party and the applicable Section 9 Indemnified Party or if and when a court of competent jurisdiction determines the portion, if any, of such Claimed Amount that is owed by such Section 9 Indemnifying Party, whereupon such Section 9 Indemnifying Party shall make payment to such Section 9 Indemnified Party of the settlement amount or the amount determined by such court of competent jurisdiction within thirty (30) days after such settlement or court determination has been made.

9.6 Limitations of Liability.

(a) Threshold.  Subject to the exceptions set forth below in this Section 9.6(a), no Section 9 Indemnifying Party shall be required to indemnify a Section 9 Indemnified Party hereunder for any claim for indemnification under this Section 9, except in the case of intentional or willful breach of this Agreement, fraud or similar circumstances, unless and until the aggregate amount of Damages in connection with all claims for indemnification under this Section 9 by such Section 9 Indemnified Party and all other Section 9 Indemnified Parties (including, without limitation, prior claims for indemnification regardless of whether or not they are still pending) exceeds $50,000, whereupon such Section 9 Indemnified Party shall be entitled to be paid the full amount of all Damages in connection with all claims for indemnification under this Section 9 by such Section 9 Indemnified Party irrespective of such $50,000 threshold, subject to the limitations on the maximum amount of recovery set forth in this Article 9.  The provisions of this Section 9.6(a) requiring that the aggregate amount of Damages in connection with all claims for indemnification under this Section 9 by any Section 9 Indemnified Party exceed $50,000 before such Section 9 Indemnified Party is entitled to be indemnified for any such Damages under this Section 9 shall not apply to any claim for indemnification made by (1) any Parent Indemnified Party pursuant to (A) clause (ii) or (iii) of Section 9.3 hereof or (B) clause (i) of Section 9.3 hereof with respect to a breach by the Company of the representations and warranties set forth in Sections 4.4, 4.7, 4.13, 4.15 or 4.25 hereof, or (2) by the Holders Representative Committee or any of them pursuant to Section 9.2 with respect to a breach by Parent of the representation and warranty set forth in Section 5.8 hereof.

(b) Maximum Liability.  Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability under this Article 9 of (i) Parent and the Surviving Corporation, collectively, in their capacities as indemnifying parties under Section 9.2 hereof, and (ii) the Participating Rights Holders, collectively, in their capacities as indemnifying parties under Section 9.3 hereof, will not exceed, in each case, an amount equal to the sum of the Subsequent Closing Payment Amount, the Manufacturing Milestone Payment Amount and the Sales Milestone Payment Amount.

(c) Limited Recourse. Notwithstanding anything expressed or implied in this Agreement to the contrary, the sole recourse available to any Parent Indemnified Party in connection with any claim for indemnification under Section 9.3 hereof is to (i) set off against, and accordingly reduce, the Subsequent Closing Payment Amount that Parent would otherwise be required to pay pursuant to the terms of this Agreement or (ii) if the Subsequent Closing Payment Amount has already been paid, set off against, and accordingly reduce, the amount of any Contingent Payment not yet paid.  No Participating Rights Holder shall have any personal liability to any Parent Indemnified Party with respect to or in connection with any claim for indemnification pursuant to Section 9.3 hereof.  The foregoing limitations in this Section 9.6(c) shall not apply to any claim for indemnification by any Parent Indemnified Party pursuant to Section 9.3 relating to a breach of Section 4.4 hereof, fraud or willful misconduct.

(d) Time Limit.  No Section 9 Indemnifying Party will be liable for any Damages hereunder in connection with any claim for indemnification under this Section 9 by any applicable Section 9 Indemnified Party unless such claim for indemnification is made in writing by such Section 9 Indemnified Party on or prior to the second anniversary of the Closing Date.

(e) Tax and Insurance Benefits.  The amount of any Damages otherwise payable to any Section 9 Indemnified Party hereunder will be reduced (i) to the extent that such Section 9 Indemnified Party actually realizes, by reason of such Damages, any tax benefit that is not offset by any corresponding adjustment of the tax attributes of such Section 9 Indemnified Party or any of his or its assets (e.g., any tax deduction available to such Section 9 Indemnified Party in respect of such Damages will not be deemed to result in a tax benefit to such Section 9 Indemnified Party to the extent that such deduction results in a decrease in such Section 9 Indemnified Party’s tax basis in any securities or other assets), and (ii) by any insurance proceeds actually received by such Section 9 Indemnified Party in respect thereof, to the extent that such reduction is permitted without reduction of the amount of such proceeds payable under the applicable insurance policy.

9.7 Insurance Collection.  Each Section 9 Indemnified Party will use reasonable efforts to collect any Damages from any available insurer before attempting to collect from the applicable Section 9 Indemnifying Party at any time.  If any Section 9 Indemnified Party recovers any amount from any insurer after payment to such Section 9 Indemnified Party by one or more Section 9 Indemnifying Parties of all Damages suffered or incurred by such Section 9 Indemnified Party in respect of the matters to which such insurance payment relates, then such Section 9 Indemnified Party will promptly pay over to such Section 9 Indemnifying Parties the amount so recovered, to the extent not in excess of the amount previously paid by such Section 9 Indemnifying Party to such Section 9 Indemnified Party in respect of such matter.

9.8 Subrogation.  A Section 9 Indemnifying Party who indemnifies a Section 9 Indemnified Party pursuant to this Article 9 will, upon indefeasible payment in full of the amount owed with respect to such matter pursuant to this Article 9, be subrogated to the extent of such payment to the rights of such Section 9 Indemnified Party against all other persons in respect of the matter for which such indemnification payment was made, to the extent permitted by applicable insurance policies of such Section 9 Indemnified Party, and upon such subrogation may assert such rights against such other persons.

9.9 Exclusive Remedies.  The parties hereby acknowledge and agree that, if the Merger is consummated, the sole and exclusive remedies of any and all Parent Indemnified Parties, the Surviving Corporation and any and all Participating Rights Holders in respect of any and all claims (other than actions for fraud or willful misconduct or causes of action seeking specific performance) relating to any breach or purported breach of any representation, warranty, covenant, agreement, obligation, or undertaking that is contained in this Agreement will be pursuant to the indemnification provisions of this Article 9.  Without limiting the generality of the foregoing, if the Merger is consummated, no breach of any such representation, warranty, covenant, agreement, obligation, or undertaking will give rise to any right of any Parent Indemnified Party or any Participating Rights Holder to rescind this Agreement or any of the transactions contemplated hereby.

9.10 Releases.

(a)  If the Merger is consummated, then, effective as of the Effective Time, each of the Participating Rights Holders, for himself or itself and his or its heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation and its officers, directors, employees, agents, representatives, successors, and assigns and the officers, directors, employees, agents and representatives of the Company from any and all Damages, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Effective Time, including without limitation all rights to indemnification and/or contribution, but excluding all rights, to the extent payable, to receive the Closing Payment Amount and the Contingent Payment Amount and excluding Damages and rights of indemnification arising expressly under this Agreement.  Furthermore, each of such releasing persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

(b)  If the Merger is consummated, then effective as of the Effective Time, Parent, the Merger Sub and the Surviving Corporation, for themselves and their respective successors and assigns, hereby fully and irrevocably release, remise and discharge the Participating Rights Holders and their respective officers, directors, employees, agents, representatives, successors and assigns, from any and all Damages, regardless of whether known, unknown or unknowable, and regardless of whether absolute, contingent or otherwise and regardless of whether at law, in equity or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions and/or events occurring at or before the Effective Time, including without limitation all rights to indemnification and/or contribution, but excluding Damages and rights of indemnification arising expressly under this Agreement.  Furthermore, each of such releasing entities hereby irrevocably agrees not to sue, or to commence, maintain or aid in the prosecution of any litigation, arbitration or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

9.11           Obligations of Indemnified Parties.   Each Section 9 Indemnified Party shall reasonably cooperate with each other Section 9 Indemnifying Party in connection with the investigation, defense and settlement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 9 is being sought, and each Section 9 Indemnified Party shall take all reasonable actions to mitigate its Damages.

ARTICLE 10

TERMINATION

10.1 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after approval of the Merger by the stockholders of the Company or by Parent as sole stockholder of Merger Sub) only as follows:

(a) at any time by mutual written agreement of Parent, Merger Sub and the Company;

(b) by the Company, upon written notice to Parent and Merger Sub if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Parent and Merger Sub;

(c) by Parent, upon written notice to the Company and the Holders Representatives if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company and the Holders Representatives;

(d) by Parent, if the Company Stockholders shall fail to approve this Agreement and the Merger within forty-five (45) days after the execution and delivery of this Agreement as set forth in Section 8.3(b) hereof;

(e) by Parent, if Company or any of its directors or officers shall participate in discussions or negotiations in breach of, or otherwise breach, Section 7.26 hereof;

(f) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent, or proposes to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Stockholder Approval, fails to recommend to the Company’s stockholders that they give the Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Proposal; or

(ii) if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they give the Stockholder Approval immediately after Parent’s request to do so (which request may be made at any time), which public reaffirmation must also include the unconditional rejection of any Proposal if so requested by Parent;

(g) by the Company or Parent, upon written notice to the other parties to this Agreement if any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby is at any time in effect for a period of more than 20 consecutive days; or

(h) by the Company or Parent, upon written notice to the other parties to this Agreement if the Merger has not been consummated on or before August 31, 2008 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(h) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before August 31, 2008.

10.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1 hereof, then (a) this Agreement shall become void and have no effect whatsoever, except that the provisions of Article 1 (“Definitions”), Article 9 (“Indemnification”), this Article 10 (“Termination”) and Article 11 (“General”) shall survive any such termination, (b) such termination shall not relieve any party hereto from liability arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement.

10.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such expenses.

(b) The Company shall reimburse Parent for all its out-of-pocket expenses actually incurred in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated pursuant to Section 10.1(f) or 10.1(c). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due by the Company under this Section 10.3(b) to the extent that the Company has previously made any payment due under Section 10.3(b).

(c) In the event the Merger is not consummated prior to the Outside Date due solely to the failure of Parent to consummate the Parent Financing, then Parent shall reimburse the Company for its out-of-pocket expenses actually incurred and documented in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of fifty thousand dollars ($50,000). Such reimbursement shall be paid upon demand following the failure of the Merger to occur after Outside Date, except that no payment shall be due by Parent under this Section 10.3(c) to the extent that Parent has previously made any payment due under Section 10.3(c).

ARTICLE 11

GENERAL

11.1 Cooperation.  Each of the parties will cooperate with the others and use reasonable best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

11.2 Survival of Provisions.  The provisions of this Agreement, including without limitation the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party, and will survive the Closing and the consummation of the Merger and the other transactions contemplated hereby until terminated or no longer in effect in accordance with their respective terms, except that the representations and warranties made by the parties pursuant to this Agreement shall survive the Closing and the consummation of the Merger and the other transactions contemplated hereby until the second anniversary of the Closing Date.

11.3 Benefits of Agreement; No Assignments; No Third-Party Beneficiaries.

(a) This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

(b) No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, other than in the case of Parent, in connection with (i) a merger or consolidation of Parent or (ii) a sale of the assets to which this transaction relates (provided that, in the event of such sale of assets, the buyer agrees in writing with the Holders Representatives to be bound by the obligations of Parent under this Agreement), and any attempt to do so will be void.

(c) Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns; provided however, that, if, but only if, the Merger is consummated, the provisions in Section 3 hereof concerning the payment of the Merger Consideration for the Company Common Stock, the representations of Parent and the Merger Sub set forth in Section 5 hereof, and the indemnification provisions in Section 9 hereof are intended, and shall be, for the benefit of the Participating Rights Holders as third party beneficiaries.

11.4 Notices.  All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier/fax followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy/fax in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

(a) If to Parent, Merger Sub, and/or (after the Effective Time), the Surviving Corporation to:

ULURU Inc.
4452 Beltway Drive
Addison, Texas  75001
Attention:  Kerry P. Gray, President
Fax No.: (214) 905 5130

with a copy sent at the same time and by the same means to:

Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts  02110
Attention:  John J. Concannon III, Esq.
Fax No.: (617) 951-8736

(b) If to the Company (before the Effective Time) to:

Bio Med Sciences, Inc.
7584 Morris Court, Suite 218
Allentown, PA  18106
Attention:  Mark E. Dillon, President
Fax No.:  (610) 530-3194

(c) If to the Holders Representative Committee to:

Mark E. Dillon
3495 Laurel Lane
Center Valley, PA  18034
Fax No.: (610) 434-8912

and

Thomas Asson
1062 Henrietta Ave.,
Huntingdon Valley, PA  19006-8504
Fax No.: (215) 379-2053

and

Joseph A. Dillon, Sr.
205 Bobwhite Road
New Hope, PA  18938
Fax No.: (215) 862-5621

and

David P. Willis
PO BOX 80
47 Park Avenue.
Elverson, PA 19520
Fax No.: (610) 286-3588

with a copy sent at the same time and by the same means to:

Jane P. Long, Esquire
Fitzpatrick Lentz & Bubba, P.C.
4001 Schoolhouse Lane
P. O. Box 219
Center Valley, PA  18034-0219
Fax No.: (610) 797-6663

11.5 Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement.  In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

11.6 Captions.  The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

11.7 Equitable Relief.  Each of the parties hereby acknowledges that any breach by him or it of his or its obligations under this Agreement would cause substantial and irreparable damage to the parties, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

11.8 Construction.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

11.9 Waivers.  No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party.  No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.10 Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby (including, without limitation, the Confidentiality Agreement), contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof, including, without limitation, that certain Term Sheet, dated as of March 27, 2008, by and between Parent and the Company.

11.11 Governing Law.  This Agreement will be governed by and interpreted and construed in accordance with the internal laws of State of Delaware, as applied to contracts under seal made, and entirely to be performed, within Delaware, and without reference to principles of conflicts or choice of laws.

11.12 Jurisdiction and Venue.  The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a state or federal court located in the State of Delaware.  Each party hereto waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

11.13 Publicity.  From the date of this Agreement through the Effective Time, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement as may be required by law, rule or regulation or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

11.14 Amendment.  This Agreement may not be amended, modified, changed, waived or supplemented except by a writing duly executed by Parent, Merger Sub and the Company; provided however, that any amendment, modification, change, waiver or supplement to any provision or provisions of this Agreement at any time subsequent to the time the Company Stockholders approve this Agreement may be effected and implemented if, but only if, such amendment, modification, change, waiver or supplement is set forth in a written instrument or agreement duly executed by Parent and a majority of the Holders Representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger and Reorganization under seal as of the date first above written.

PARENT:	ULURU INC.
	By:	/s/ Kerry P. Gray
		Name:	Kerry P. Gray
		Title:	President

MERGER SUB:	CARDINIA ACQUISTION CORP.
	By:	/s/ Kerry P. Gray
		Name:	Kerry P. Gray
		Title:	President

COMPANY:	BIO MED SCIENCES, INC.
	By:	/s/ Mark E. Dillon
Mark E. Dillon, President

HOLDERS REPRESENTATIVE COMMITTEE:
/s/ Mark E. Dillon
Mark E. Dillon

/s/ Thomas Asson
Thomas Asson

/s/ Joseph A. Dillon, Sr.
Joseph A. Dillon, Sr.

/s/ David P. Willis
David P. Willis